                                                                    EXHIBIT 2.01

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                   PALM, INC.

                          PEACE SEPARATION CORPORATION

                         HARMONY ACQUISITION CORPORATION

                                       AND

                                HANDSPRING, INC.

                            Dated as of June 4, 2003

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ARTICLE I THE MERGERS..........................................................................          3

         1.1      The Parent Merger............................................................          3
         1.2      The Company Merger...........................................................          3
         1.3      Closing......................................................................          3
         1.4      Effective Time...............................................................          3
         1.5      Effects of the Mergers.......................................................          3
         1.6      Certificate of Incorporation and Bylaws......................................          4
         1.7      Directors and Officers.......................................................          4
         1.8      Effect of Parent Merger on Capital Stock.....................................          4
         1.9      Effect of Company Merger on Capital Stock....................................          6
         1.10     No Exchange of Parent Certificates...........................................          7
         1.11     Exchange of Company Certificates.............................................          8
         1.12     No Further Ownership Rights in the Company Common Stock......................         10
         1.13     Lost, Stolen or Destroyed Certificates.......................................         10
         1.14     Tax Consequences.............................................................         10
         1.15     Further Action...............................................................         11

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................         11

         2.1      Organization; Standing and Power; Charter Documents; Subsidiaries............         11
         2.2      Capital Structure............................................................         12
         2.3      Authority; Non-Contravention; Necessary Consents.............................         14
         2.4      SEC Filings; Financial Statements; Internal Controls.........................         16
         2.5      Absence of Certain Changes or Events.........................................         17
         2.6      Taxes........................................................................         18
         2.7      Intellectual Property........................................................         20
         2.8      Compliance; Permits..........................................................         26
         2.9      Litigation...................................................................         26
         2.10     Brokers' and Finders' Fees; Fees and Expenses................................         26
         2.11     Transactions with Affiliates.................................................         27
         2.12     Employee Benefit Plans.......................................................         27
         2.13     Title to Properties..........................................................         31
         2.14     Environmental Matters........................................................         31
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         2.15     Contracts....................................................................         32
         2.16     Disclosure...................................................................         34
         2.17     Board Approval...............................................................         35
         2.18     Fairness Opinion.............................................................         35
         2.19     Takeover Statutes............................................................         35

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT...........................................         36

         3.1      Organization; Standing and Power; Charter Documents; Subsidiaries............         36
         3.2      Capital Structure............................................................         37
         3.3      Authority; Non-Contravention; Necessary Consents.............................         39
         3.4      SEC Filings; Financial Statements; Internal Controls.........................         40
         3.5      Absence of Certain Changes or Events.........................................         41
         3.6      Taxes........................................................................         41
         3.7      Intellectual Property........................................................         43
         3.8      Compliance; Permits..........................................................         44
         3.9      Litigation...................................................................         44
         3.10     Brokers' and Finders' Fees...................................................         45
         3.11     Transactions with Affiliates.................................................         45
         3.12     Parent Employee Benefit Plans................................................         45
         3.13     Title to Properties..........................................................         48
         3.14     Environmental Matters........................................................         48
         3.15     Contracts....................................................................         48
         3.16     Disclosure...................................................................         49
         3.17     Board Approval; Subsidiary Stockholder Approval..............................         49
         3.18     Fairness Opinion.............................................................         50
         3.19     Rights Plan..................................................................         50
         3.20     Takeover Statutes............................................................         50
         3.21     Separation Agreements........................................................         50

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.................................................         51

         4.1      Conduct of Business of the Company...........................................         51
         4.2      Certain Parent Actions.......................................................         55

ARTICLE V ADDITIONAL AGREEMENTS................................................................         56

         5.1      Prospectus/Proxy Statement; Registration Statements..........................         56
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         5.2      Meetings of Stockholders; Board Recommendation...............................         57
         5.3      Acquisition Proposals........................................................         58
         5.4      Confidentiality; Access to Information; No Modification of
                  Representations, Warranties or Covenants.....................................         62
         5.5      Public Disclosure............................................................         62
         5.6      Regulatory Filings; Reasonable Efforts.......................................         63
         5.7      Notification of Certain Matters..............................................         64
         5.8      Third-Party Consents and Certificates........................................         65
         5.9      Equity Awards; Warrants and Employee Benefits................................         65
         5.10     Form S-8.....................................................................         67
         5.11     Indemnification..............................................................         67
         5.12     Nasdaq Listing...............................................................         68
         5.13     Company Affiliates; Restrictive Legend.......................................         68
         5.14     Treatment as Tax Free Distribution; Treatment as Reorganization..............         68
         5.15     Company Rights...............................................................         69
         5.16     Section 16 Matters...........................................................         69
         5.17     Merger Sub Compliance........................................................         70
         5.18     Board of Directors...........................................................         70
         5.19     Comfort Letter...............................................................         70

ARTICLE VI CONDITIONS TO THE MERGERS...........................................................         70

         6.1      Conditions to the Obligations of Each Party to Effect the Mergers............         70
         6.2      Additional Conditions to the Obligations of the Company......................         71
         6.3      Additional Conditions to the Obligations of Parent, Separation
                  Sub and Merger Sub...........................................................         72
         6.4      Condition to the Company Merger..............................................         73
         6.5      Condition to the Parent Merger...............................................         73

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER..................................................         73

         7.1      Termination..................................................................         73
         7.2      Notice of Termination; Effect of Termination.................................         76
         7.3      Fees and Expenses............................................................         76
         7.4      Amendment....................................................................         78
         7.5      Extension; Waiver............................................................         78
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ARTICLE VIII GENERAL PROVISIONS................................................................         79

         8.1      Non-Survival of Representations and Warranties...............................         79
         8.2      Notices......................................................................         79
         8.3      Interpretation; Knowledge....................................................         80
         8.4      Counterparts.................................................................         81
         8.5      Entire Agreement; Third-Party Beneficiaries..................................         81
         8.6      Severability.................................................................         81
         8.7      Other Remedies; Specific Performance.........................................         82
         8.8      Governing Law................................................................         82
         8.9      Rules of Construction........................................................         82
         8.10     Assignment...................................................................         82
         8.11     Waiver of Jury Trial.........................................................         82
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Exhibits

A.       Non-Competition and Non-Solicitation Agreement
B.       Company Voting Agreement
C.       Company Transfer Agreement
D.       Parent Voting Agreement
E.       Loan Agreement
F.       Company Rights Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

         This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of June 4, 2003, by and among Palm, Inc., a Delaware corporation ("PARENT"), Peace Separation Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent ("SEPARATION SUB"), Harmony Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent ("MERGER SUB") and Handspring, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

         A. The parties contemplate a transaction pursuant to which (i) the common stock of PalmSource, Inc., a Delaware corporation ("SOURCE"), held by Parent will be distributed to the existing stockholders of Parent by means of the merger of Separation Sub with and into Parent (the "PARENT MERGER") and (ii) following such distribution, the remaining business of Parent and the Company will be combined in a business combination transaction by means of the merger of Merger Sub with and into the Company (the "COMPANY MERGER"). The Parent Merger and the Company Merger are sometimes collectively referred to herein as the "MERGERS."

         B. The Board of Directors of Parent has unanimously approved, in accordance with applicable provisions of the laws of the state of Delaware ("DELAWARE LAW"), this Agreement and the transactions contemplated hereby, including the Mergers and the issuance of Parent Common Stock (as defined in Section 1.8(a)) in connection with the Company Merger.

         C. The Board of Directors of Parent has unanimously resolved to recommend to its stockholders adoption and approval of this Agreement and approval of the Parent Merger and approval of the issuance of Parent Common Stock in connection with the Company Merger.

         D. The Board of Directors of the Company has unanimously approved, in accordance with applicable provisions of Delaware Law, this Agreement and the transactions contemplated hereby, including the Company Merger.

         E. The Board of Directors of the Company has unanimously resolved to recommend to its stockholders adoption and approval of this Agreement and approval of the Company Merger.

         F. The Board of Directors of Separation Sub has unanimously approved, in accordance with applicable provisions of Delaware Law, this Agreement and the transactions contemplated hereby, including the Parent Merger.

         G. Parent, as the sole stockholder of Separation Sub, has approved and adopted this Agreement and approved the Parent Merger.

         H. The Board of Directors of Merger Sub has unanimously approved, in accordance with applicable provisions of Delaware Law, this Agreement and the transactions contemplated hereby, including the Company Merger.

         I. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Company Merger.

         J. Concurrent with the execution and delivery of this Agreement, and as a material inducement for Parent to consummate the Mergers, (i) certain employees of the Company identified on Schedule 6.3(e) are accepting offers of employment from Parent, contingent upon the Closing (as defined in Section 1.3) and (ii) certain stockholders of the Company are entering into non-competition and non-solicitation agreements substantially in the form attached hereto as Exhibit A (the "NON-COMPETITION AGREEMENT") with Parent, each of which shall become effective as of the Effective Time of the Company Merger (as defined in Section 1.4).

         K. Concurrent with the execution and delivery of this Agreement, and as a material inducement for Parent to consummate the Mergers, certain stockholders who are executive officers, directors and principal stockholders of the Company are executing and delivering to Parent voting agreements and irrevocable proxies (the "COMPANY VOTING AGREEMENTS"), substantially in the form attached hereto as Exhibit B-1 and Exhibit B-2.

         M. Concurrent with the execution and delivery of this Agreement, and as a material inducement for Parent to consummate the Mergers, certain stockholders who are executive officers, directors and principal stockholder of the Company are executing and delivering to the Parent transfer restriction agreements (the "COMPANY TRANSFER AGREEMENTS"), substantially in the form attached hereto as Exhibit C-1 and Exhibit C-2.

         N. Concurrent with the execution and delivery of this Agreement, and as a material inducement for the Company to consummate the Company Merger, certain stockholders who are executive officers and directors of Parent are executing and delivering to the Company voting agreements and irrevocable proxies (the "PARENT VOTING AGREEMENTS"), substantially in the form attached hereto as Exhibit D.

         O. Concurrent with the execution and delivery of this Agreement, and as a material inducement for the Company to consummate the Company Merger, Parent and the Company are entering into that certain Loan Agreement, substantially in the form attached hereto as Exhibit E (the "LOAN AGREEMENT"), and the Company is entering into that certain Security Agreement, substantially in the form attached as Exhibit A to the Loan Agreement, in favor of Parent.

         P. For United States federal income tax purposes, Parent intends that the distribution of Source Common Stock to the stockholders of Parent pursuant to Sections 1.8(a) and 1.10(b) qualify as a tax-free distribution under
Section 355 of the Internal Revenue Code of 1986, as amended (the "CODE").

         Q. For United States federal income tax purposes, the parties intend that the Company Merger qualify as a reorganization under the provisions of Section 368(a) of the Code, and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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                                    ARTICLE I
                                   THE MERGERS

         1.1 The Parent Merger. Subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Parent shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "PARENT CERTIFICATE OF MERGER") providing for the Parent Merger. Upon the Parent Merger, the separate corporate existence of Separation Sub shall cease and Parent shall continue as the surviving corporation in the Parent Merger (Parent, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the "SURVIVING CORPORATION IN THE PARENT MERGER").

         1.2 The Company Merger. Subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, and following filing of the Parent Certificate of Merger, the Company shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "COMPANY CERTIFICATE OF MERGER") providing for the Company Merger. The Company Certificate of Merger shall provide that the Company Merger shall only be effective upon consummation of the Parent Merger. Upon the Company Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Company Merger (the Company, as the surviving corporation in the Company Merger, is sometimes referred to herein as the "SURVIVING CORPORATION IN THE COMPANY MERGER").

         1.3 Closing. Subject to the provisions of this Agreement, including the satisfaction of the conditions set forth in Article VI, the closing of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

         1.4 Effective Time. As soon as practicable following the Closing, the parties hereto shall cause the Mergers to be consummated by filing the Parent Certificate of Merger and the Company Certificate of Merger with the Secretary of State of the State of Delaware in such form as is required by, and executed and acknowledged in accordance with, the applicable provisions of Delaware Law. The Parent Merger shall become effective at the date and time at which the Parent Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Delaware Law or such subsequent date and time as the parties hereto shall mutually agree and as shall be specified in the Parent Certificate of Merger (the "EFFECTIVE TIME OF THE PARENT MERGER"). The Company Merger shall become effective (and the Company Certificate of Merger shall state the Company Merger shall become effective) immediately following the Parent Merger or such subsequent date and time as the parties hereto shall mutually agree and as shall be specified in the Company Certificate of Merger (the "EFFECTIVE TIME OF THE COMPANY MERGER").

         1.5 Effects of the Mergers. At the Effective Time of the Parent Merger, the effect of the Parent Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. At the Effective Time of the Company Merger, the effect of the Company Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law.

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         1.6      Certificate of Incorporation and Bylaws.

                  (a) Parent. At the Effective Time of the Parent Merger, the Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time of the Parent Merger, shall be the Certificate of Incorporation of the Surviving Corporation in the Parent Merger until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation in the Parent Merger. At the Effective Time of the Parent Merger, the Bylaws of Parent, as in effect immediately prior to the Effective Time of the Parent Merger, shall be the Bylaws of the Surviving Corporation in the Parent Merger until thereafter amended as provided by law and such Bylaws of the Surviving Corporation in the Parent Merger.

                  (b) Company. At the Effective Time of the Company Merger, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time of the Company Merger, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation of Merger Sub; provided, however, that at the Effective Time of the Company Merger, Article I of the Certificate of Incorporation of the Surviving Corporation in the Company Merger shall be amended and restated in its entirety to read as follows: "The name of the corporation is Handspring, Inc." At the Effective Time of the Company Merger, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time of the Company Merger, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws of the Surviving Corporation in the Company Merger.

         1.7      Directors and Officers.

                  (a) Parent. Subject to Section 5.18, the initial directors of the Surviving Corporation in the Parent Merger shall be the directors of Parent immediately prior to the Effective Time of the Parent Merger, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation in the Parent Merger shall be the officers of Parent immediately prior to the Effective Time of the Parent Merger, until their respective successors are duly appointed.

                  (b) Company. The initial directors of the Surviving Corporation in the Company Merger shall be the directors of Merger Sub immediately prior to the Effective Time of the Company Merger, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation in the Company Merger shall be the officers of Merger Sub immediately prior to the Effective Time of the Company Merger, until their respective successors are duly appointed.

         1.8 Effect of Parent Merger on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time of the Parent Merger, by virtue of the Parent Merger and without any action on the part of Parent, Separation Sub, Merger Sub or the Company or the holders of any shares of capital stock of the Parent, the following shall occur:

                  (a) Parent Common Stock. Each share of the Common Stock, par value $0.001 per share, of Parent (together with the associated Parent Right (as defined in Section 3.2(a)) under the Parent Rights Agreement (as defined in
Section 3.2(a)) ("PARENT COMMON STOCK") issued and outstanding immediately prior to the Effective Time of the Parent Merger will be automatically converted into

(i) one validly issued, fully paid and nonassessable share of Parent Common Stock (together with the associated Parent Right) and (ii) the right to receive a number of shares of the Common Stock, par value $0.001 per share of Source ("SOURCE COMMON STOCK") currently outstanding and held by Parent such that all shares of Source Common Stock outstanding and held by Parent immediately prior to the Effective Time of the Parent Merger are distributed to all holders of Parent Common Stock issued and outstanding immediately prior to the Effective Time of the Parent Merger, on a pro rata basis (based on the number of shares of Parent Common Stock held).

                  (b) Parent Restricted Stock. If any shares of Parent Common Stock are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Parent ("PARENT RESTRICTED STOCK"), then the shares of Parent Common Stock shall remain unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock will accordingly continue to be marked with appropriate legends.

                  (c) Capital Stock of Separation Sub. Each share of common stock, par value $0.001, of Separation Sub (the "SEPARATION SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time of the Parent Merger shall be canceled and extinguished without any conversion thereof, and no consideration shall be issued in exchange therefor.

                  (d) Stock Options; Employee Stock Purchase Plan. At the Effective Time of the Parent Merger, all options to purchase Parent Common Stock then outstanding shall either continue in effect at the Surviving Corporation in the Parent Merger or be assumed by the Surviving Corporation in the Parent Merger, as necessary, in accordance with Section 5.9(a). At the Effective Time of the Parent Merger, rights outstanding under Parent's 1999 Employee Stock Purchase Plan (the "PARENT PURCHASE PLAN") shall remain outstanding and exercisable for Parent Common Stock without alteration.

                  (e) Fractional Shares. No fraction of a share of Source Common Stock will be issued by virtue of the Parent Merger, but in lieu thereof each holder of shares of Parent Common Stock who would otherwise be entitled to a fraction of share of Source Common Stock (after aggregating all fractional shares of Source Common Stock that would otherwise be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the average closing price of one share of Source Common Stock for the five (5) most recent trading days that Source Common Stock has traded following the Effective Time of the Parent Merger, as reported by The Nasdaq Stock Market, Inc.'s National Market ("NASDAQ"). Notwithstanding the foregoing, at the election of Parent in its sole discretion, each holder of shares of Parent Common Stock who would otherwise have been entitled to receive a fraction of a share of Source Common Stock shall receive from the Exchange Agent (as defined in Section 1.11(a)) a cash payment in lieu of such fractional share of Source Common Stock representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Source Common Stock, as applicable, which would otherwise have issued (the "EXCESS SOURCE COMMON STOCK"). The sale of the Excess Source Common Stock by the Exchange Agent shall be executed on Nasdaq and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Parent Common Stock, the Exchange Agent shall hold such proceeds for the benefit of such holders without liability or obligation to invest such amounts or to pay interest thereon to such holders. Parent shall reimburse the Exchange Agent for all reasonable commissions, transfer taxes and other out-of-pocket transaction costs, including expenses incurred and commissions paid by the Exchange Agent in connection with the sale of the Excess Source Common Stock. The Exchange Agent shall determine the portion of such net proceeds to which each holder of shares of Parent Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest of Source Common Stock to which such holder of shares of Parent Common Stock is entitled (after taking into account all shares of Source Common Stock to be received held by such holder) and the denominator of which is the aggregate amount of fractional interests to which all holders of certificates representing shares of Source Common Stock are entitled.

         1.9 Effect of Company Merger on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time of the Company Merger, by virtue of the Company Merger and without any action on the part of Parent, Separation Sub, Merger Sub or the Company or the holders of any shares of capital stock of the Company, the following shall occur:

                  (a) Company Common Stock. Each share of the Common Stock, par value $0.001 per share, of the Company (together with any associated Company Right (as defined in Section 5.15) under the Company Rights Agreement (as defined in Section 5.15)) ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time of the Company Merger, other than any shares of the Company Common Stock to be canceled pursuant to Section 1.9(c), will be canceled and extinguished and automatically converted (subject to Section 1.9(f)) into the right to receive 0.09 of a validly issued, fully paid and nonassessable share (the "EXCHANGE RATIO") of Parent Common Stock upon surrender of the certificate representing such share of the Company Common Stock in the manner provided in Section 1.11 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.13).

                  (b) Company Restricted Stock. If any shares of Company Common Stock are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company ("COMPANY RESTRICTED STOCK"), then, except as otherwise provided in such restricted purchase agreement or other agreement relating to such Company Restricted Stock, the shares of Parent Common Stock issued in exchange for such shares of the Company Restricted Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, except as otherwise provided in such restricted purchase agreement or other agreement relating to such Company Restricted Stock, from and after the Effective Time of the Company Merger, the Surviving Corporation in the Company Merger will be entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

                  (c) Cancellation of Treasury and Parent Owned Stock. Each share of the Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary (as defined in Section 2.1(a)) of the Company or of Parent immediately prior to the Effective Time of the Company Merger shall be canceled and extinguished without any conversion thereof.

                  (d) Capital Stock of Company Merger Sub. Each share of common stock, par value $0.001, of Merger Sub (the "COMPANY MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time of the Company Merger shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation in the Company Merger.

                  (e) Company Stock Options and Warrants; Company Employee Stock Purchase Plan. At the Effective Time of the Company Merger, all outstanding Company Options (as defined in Section 2.2(b)) and Company Warrants (as defined in Section 2.2(d)) shall be assumed by Parent in accordance with
Section 5.9(b) and Section 5.9(c). Rights outstanding under the Company's 2000 Employee Stock Purchase Plan (the "COMPANY PURCHASE PLAN") shall be treated as set forth in Section 5.9(d).

                  (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Company Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.11(c)) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in
Section 1.13), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent trading days that Parent Common Stock has traded ending on and including the trading day one day prior to the Effective Time of the Company Merger, as reported by Nasdaq.

                  (g) Adjustment to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time of the Company Merger; provided, however, no adjustment shall be made hereunder to the Exchange Ratio with respect to the distribution of the shares of common stock owned by Parent of Source to the stockholders of Parent (the "SOURCE DISTRIBUTION").

         1.10     No Exchange of Parent Certificates.

                  (a) No Exchange of Parent Certificates. Following the Parent Merger, each certificate previously representing shares of Parent Common Stock shall, without any action on the part of the holder thereof, continue to represent the same number of shares of Parent Common Stock

                  (b) Distribution of Source Stock. Promptly following the Parent Merger, Parent shall cause its transfer agent to distribute to each holder of shares of Parent Common Stock at the Effective Time of the Parent Merger the number of shares of Source Common Stock to which such holder is entitled pursuant to Section 1.8(a).

                  (c) Required Withholding. Each of the transfer agent and the Surviving Corporation in the Parent Merger shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder of the Parent Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement (as defined in Section 2.2(d)). To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

         1.11     Exchange of Company Certificates.

                  (a) Exchange Agent for Company Merger. Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as the exchange agent (the "EXCHANGE AGENT") in the Company Merger.

                  (b) Parent to Provide Common Stock. Prior to or promptly after the Effective Time of the Company Merger, Parent shall enter into an agreement with the Exchange Agent, reasonably satisfactory to the Company, which shall provide that, promptly after the Effective Time of the Company Merger, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to
Section 1.9(a) in exchange for outstanding shares of the Company Common Stock in the Company Merger. In addition, Parent shall make available promptly after the Effective Time of the Company Merger and as necessary from time to time after the Effective Time of the Company Merger, in each case as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.9(f) and any dividends or distributions which holders of shares of Company Common Stock may be entitled to pursuant to Section 1.11(d). Any cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND."

                  (c) Exchange Procedures. Promptly after the Effective Time of the Company Merger, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time of the Company Merger) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time of the Company Merger represented outstanding shares of the Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.9(a), cash in lieu of any fractional shares pursuant to Section 1.9(f) and any dividends or other distributions pursuant to Section 1.11(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.9(f) and any dividends or other distributions pursuant to Section 1.11(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.9(a), payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.9(f) and any dividends or distributions payable pursuant to Section 1.11(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time of the Company Merger, for all corporate purposes, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of the Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.9(f) and any dividends or distributions payable pursuant to Section 1.11(d).

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time of the Company Merger and no payment in lieu of fractional shares pursuant to
Section 1.9(f) will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.9(f) and the amount of any such dividends or other distributions with a record date after the Effective Time of the Company Merger and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Company Merger and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

                  (e) Transfers of Ownership. If shares of Parent Common Stock are to be issued in connection with the Company Merger in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons (as defined in Section 8.3(d)) requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.6(a)) required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

                  (f) Required Withholding. Each of the Exchange Agent and the Surviving Corporation in the Company Merger shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

                  (g) No Liability. Notwithstanding anything to the contrary in this Section 1.11, neither the Exchange Agent, the Surviving Corporation in the Company Merger nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to the Company stockholders pursuant to this Article I shall promptly be paid to Parent.

                  (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time of the Company Merger shall, at the request of the Surviving Corporation in the Company Merger, be delivered to the Surviving Corporation in the Company Merger or otherwise on the instruction of the Surviving Corporation in the Company Merger, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.11 shall after such delivery to Surviving Corporation look only to the Surviving Corporation in the Company Merger for the shares of Parent Common Stock pursuant to Section 1.9(a), cash in lieu of any fractional shares pursuant to Section 1.9(f) and any dividends or other distributions pursuant to Section 1.11(d) with respect to the shares of the Company Common Stock formerly represented thereby. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.3(c)) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

         1.12 No Further Ownership Rights in the Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.9(f) and 1.11(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation in the Company Merger of shares of Company Common Stock which were outstanding immediately prior to the Effective Time of the Company Merger. If, after the Effective Time of the Company Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.13 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to
Section 1.9(f) and any dividends or distributions payable pursuant to Section 1.11(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.14     Tax Consequences.

                  (a) Parent Merger. It is intended by Parent that the distribution of Source Common Stock pursuant to Sections 1.8(a) and 1.10(b) shall constitute a tax-free distribution under Section 355 of the Code.

                  (b) Company Merger. It is intended by the parties hereto that the Company Merger shall constitute a reorganization within the meaning of
Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

         1.15 Further Action. At and after the Closing, the officers and directors of Parent (as the Surviving Corporation in the Parent Merger) and the Surviving Corporation in the Company Merger, as the case may be, will be authorized to execute and deliver, in the name and on behalf of the Company, Separation Sub and Merger Sub, as applicable, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, Separation Sub and Merger Sub, as applicable, any other actions and things to vest, perfect or confirm of record or otherwise in Parent (as the Surviving Corporation in the Parent Merger) or the Surviving Corporation in the Company Merger, as the case may be, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent (as the Surviving Corporation in the Parent Merger) or the Surviving Corporation, as the case may be, as a result of, or in connection with, the Parent Merger or the Company Merger, as the case may be.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent, subject to the exceptions specifically disclosed (subject to the last sentence of Section 8.3(a)) in writing in the disclosure letter supplied by Company to Parent dated as of the date hereof and certified by a duly authorized executive officer of Company (the "COMPANY DISCLOSURE LETTER") as follows:

         2.1      Organization; Standing and Power; Charter Documents;
Subsidiaries.

                  (a) Organization; Standing and Power. The Company and each of its Subsidiaries (as defined below) (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(c)) on the Company. For purposes of this Agreement, "Subsidiary," when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, including, in the case of the Company only, Handspring Facility Company, LLC ("HFC").

                  (b) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of the Company, each as amended to date (collectively, the "COMPANY CHARTER

DOCUMENTS") and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, "SUBSIDIARY CHARTER DOCUMENTS"), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

                  (c) Minutes. The Company has made available to Parent and its representatives true and complete copies of the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries since the Company's inception.

                  (d) Subsidiaries. Section 2.1(d) of the Company Disclosure Letter sets forth a list of each Subsidiary of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or, in the case of foreign Subsidiaries, the Company, another wholly-owned Subsidiary of the Company or solely to the extent required to comply with local laws regarding ownership, a nominee of the Company, free and clear of all material Liens. For purposes of this Agreement, the term "LIEN" shall mean all pledges, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person except for passive investments of less than one percent (1%) in the equity interests of public companies as part of the cash management program of the Company.

         2.2      Capital Structure.

                  (a) Capital Stock. The authorized capital stock of Company consists of: (i) 1,000,000,000 shares of Company Common Stock, par value $0.001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the "COMPANY PREFERRED STOCK"). At the close of business on May 28, 2003: (i) 148,318,397 shares of Company Common Stock were issued and outstanding, excluding shares of Company Common Stock held by the Company in its treasury, (ii) no shares of Company Common Stock were issued and held by the Company in its treasury, and (iii) no shares of Company Preferred Stock were issued and outstanding. From May 28, 2003 and through the date hereof, there has been no change in the capitalization of the Company set forth above other than as a result of the exercise of outstanding Company Options. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All of the outstanding shares of capital stock of Company are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.
Section 2.2(a) of the Company Disclosure Letter sets forth a list of each holder of Company Restricted Stock and (a) the name and address of the holder of such Company Restricted Stock, (b) the number of shares of Company Restricted Stock held by such holder, (c) the repurchase price of such Company Restricted Stock,
(d) the date on which such Company Restricted Stock was purchased or granted,
(e) the applicable vesting schedule pursuant to which the Company's right of repurchase or forfeiture lapses, and (f) the extent to which such Company right of repurchase or forfeiture has lapsed as of the date hereof. Upon consummation of the Company Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Restricted Stock will, without any further act of Parent, Merger Sub, the Company or any other Person, become subject to the restrictions, conditions and other provisions contained in the Contract (as defined in Section 2.2(d)) relating to such Company Restricted Stock and (B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under any such Contract without modification. There are no commitments or agreements of any character to which the Company is bound obligating the Company to waive (in whole or in part) its right of repurchase or forfeiture with respect to any Company Restricted Stock as a result of the Company Merger (whether alone or upon the occurrence of any additional or subsequent events).

                  (b) Stock Options. As of the close of business on the date hereof: (i) 21,388,695 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock (such options to purchase Company Common Stock, whether or not outstanding, "COMPANY OPTIONS") under the Company's 1998 Equity Incentive Plan, 1999 Executive Equity Incentive Plan, 2000 Equity Incentive Plan and Bluelark 2000 Equity Incentive Plan (collectively, the "COMPANY STOCK PLANS") or otherwise (other than the Company Purchase Plan); and (ii) as of the date hereof, 1,237,661 shares of Company Common Stock are reserved for future issuance under the Company Purchase Plan. Section 2.2(b) of the Company Disclosure Letter sets forth a list of each outstanding Company Option issued other than pursuant to the Company Purchase Plan, and (a) the particular Company Stock Plan (if any) pursuant to which such Company Option was granted), (b) the name of the holder of such Company Option,
(c) the number of shares of Company Common Stock subject to such Company Option,
(d) the exercise price of such Company Option, (e) the date on which such Company Option was granted, (f) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date hereof, and (g) the date on which such Company Option expires. All shares of Company Common Stock subject to issuance pursuant to the exercise of Company Options and the Company Purchase Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Company Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

                  (c) Voting Debt. No Voting Debt (as defined below) of the Company or any of its Subsidiaries is issued or outstanding as of the date hereof. For purposes of this Agreement, "VOTING DEBT" shall mean all bonds, debentures, notes or other indebtedness (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock.

                  (d) Warrants. As of the close of business on the date hereof, 9,150,000 shares of Company Common Stock are subject to issuance pursuant to outstanding warrants to purchase Company Common Stock ("COMPANY WARRANTS"). Section 2.2(d) of the Company Disclosure Letter sets forth a list of each outstanding Company Warrant and (a) the name of the holder of such Company Warrant, (b) the number of shares of Company Common Stock subject to such Company Warrant, (c) the exercise or strike price of such Company Warrant, (d) the date on which such Company Warrant was issued, (e) the applicable vesting schedule, and the extent to which such Company Warrant is vested and exercisable as of the date hereof, and (f) the date on which such Company Warrant expires. All shares of Company Common Stock subject to issuance pursuant to the exercise of Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating Company to accelerate the vesting of any Company Warrant as a result of the Company Merger (whether alone or upon the occurrence of any additional or subsequent events).

                  (e) Other Securities. Except as otherwise set forth in this Agreement, the Company Rights Plan or Section 2.2 of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, Contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. Except for shares of Company Restricted Stock, there are not any outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge (as defined in Section 8.3(b)) of the Company, other than the Company Voting Agreements and the irrevocable proxies granted pursuant to the Company Voting Agreements and the Company Rights Agreement, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, "CONTRACT" shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, promissory note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect. For purposes of this Agreement, "LEGAL REQUIREMENTS" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

         2.3      Authority; Non-Contravention; Necessary Consents.

                  (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Company Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Company Merger by the Company's stockholders as required by Delaware Law and the filing of the Company Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve and adopt this Agreement and approve the Company Merger is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement, approve the Company Merger and consummate the Company Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent, Separation Sub and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  (b) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company and the consummation of the Company Merger and the transactions contemplated hereby will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company;
(ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Company Merger by the Company's stockholders as contemplated in
Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective material properties is bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company's rights or materially alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract (as defined in Section 2.15). Section 2.3(b) of the Company Disclosure Letter lists as of the date hereof all consents, waivers and approvals under any of the Company's or any of its Subsidiaries' Contracts currently in effect required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate are not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Company Merger.

                  (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "GOVERNMENTAL ENTITY") or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Company Merger and other transactions contemplated hereby and thereby, except for: (i) the filing of the Parent Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business; (ii) the filing of the Company Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; (iii) the approval and adoption of this Agreement and the Company Merger by the requisite vote under applicable Legal Requirements by the stockholders of the Company; and (iv) the approval and adoption of this Agreement and the Parent Merger approval of the issuance of Parent Common Stock in connection with the Company Merger by the requisite vote under applicable Legal Requirements, by the stockholders of Parent; (v) the filing of the Prospectus/Proxy Statement (as defined in Section 2.16) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the effectiveness of the Registration Statement (as defined in Section 2.16) and the effectiveness of the Source Registration Statement (as defined in Section 5.1(b)); (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"); (vii) the consents listed on Section 2.3(c) of the Company Disclosure Letter; (viii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country; (ix) those consents, approvals, orders, authorizations, registrations, declarations or filings that have already been made or obtained; and (x) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or Parent or materially adversely affect the ability of the parties hereto to consummate the Company Merger within the time frame in which the Company Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through
(viii) are referred to herein as the "NECESSARY CONSENTS."

         2.4      SEC Filings; Financial Statements; Internal Controls.

                  (a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since March 31, 2000. The Company has made available to Parent all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act and complete and correct copies of any correspondence with, and inquiries from the SEC with respect to previously filed Company SEC Reports.

                  (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY

FINANCIALS"), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company operations and cash flows for the periods indicated. The balance sheet of the Company contained in the Company SEC Reports as of March 29, 2003 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except those liabilities incurred in the ordinary course of business, consistent with past practice, of the type which ordinarily recur, and liabilities incurred in connection with the Loan Agreement and the transactions contemplated thereby and with respect to fees and expenses of accountants, brokers, financial advisors, consultants, legal counsel or other Persons retained by the Company to provide services in connection with this Agreement or the transactions contemplated hereby.

                  (c) Internal Controls. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 promulgated under the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company's Chief Executive Officer and Chief Financial Officer. There are no significant deficiencies or material weaknesses in the design or operation of the Company's internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data. To the Company's Knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

         2.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, there has not been: (i) any Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company's capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Company Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of the Company's or any of its Subsidiaries' capital stock; (iv) any granting by the Company or any of its Subsidiaries of any increase in compensation or increase in benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice (other than to directors or executive officers of the Company), or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice (other than to directors or executive officers of the Company), or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into, or modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby; (v) entry by the Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.7(a)(i)) other than licenses entered into in the ordinary course of business consistent with past practice,
(vi) any amendment or consent with respect to any Company Material Contract (as defined in Section 2.15(a)) in effect since the date of the Company Balance Sheet; (vii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;
(viii) any material revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; (ix) any written communication from Nasdaq with respect to the delisting of the Company Common Stock; (x) any cancellation by the Company or any of its Subsidiaries of any material debts or waiver of any claims or rights of material value; (xi) any sale, transfer or other disposition outside of the ordinary course of business of any properties or assets (real, personal or mixed, tangible or intangible) by the Company or any of its Subsidiaries; or
(xii) any agreement, whether in writing or otherwise, to take any action described in this section by the Company or any of its Subsidiaries.

         2.6      Taxes.

                  (a) Definition. For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.6(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.6(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

                  (b)      Tax Returns and Audits.

                           (i)      The Company and each of its Subsidiaries
have filed all required federal, state, local and foreign returns, estimates, information statements and reports and any amendments thereto ("TAX RETURNS") relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their respective operations. Such Tax Returns are true and correct, and have been completed in accordance with applicable law and were timely filed, except in each case as would not be material to the Company.

                           (ii)     The Company and each of its Subsidiaries
have paid all Taxes required to be paid and withheld with respect to their Employees or other third parties and paid over to the appropriate Taxing authority all Taxes and any other amounts required to be paid or withheld. Such Taxes were timely paid except as would not be material to the Company.

                           (iii)    Neither the Company nor any of its
Subsidiaries is currently delinquent in the payment of any Tax, nor is there any material Tax deficiency outstanding, assessed or, to the Knowledge of the Company, proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

                           (iv)     No audit or other examination of any Tax
Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination. No outstanding adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed formally or, to the Knowledge of the Company or any of its Subsidiaries, informally by any tax authority to the Company, any of its Subsidiaries or any representative thereof.

                           (v)      Neither the Company nor any of its
Subsidiaries has any liabilities for unpaid Taxes as of the date of the Company Balance Sheet which have not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

                           (vi)     The Company has made available to Parent or
its legal counsel, copies of all federal and California income and all other material Tax Returns for the Company and each of its Subsidiaries filed for all periods since inception.

                           (vii)    There are no Liens on the assets of the
Company or any of its Subsidiaries relating to or attributable to Taxes, other than customary Liens for Taxes not yet due and payable. To the Knowledge of the Company, there is no basis for the assertion of any material claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of the Company or any of its Subsidiaries.

                           (viii)   Neither the Company nor any of its
Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

                           (ix)     Neither the Company nor any of its
Subsidiaries is, nor has been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

                           (x)      Neither the Company nor any of its
Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) is a party to any Tax sharing, indemnification or allocation agreement (other than between the Company and any of its Subsidiaries), nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (c) has any material liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, or (d) is a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

                           (xi)     Neither the Company nor any of its
Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (a) in the two years prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Company Merger.

                           (xii)    Neither the Company nor any of its
Affiliates has taken or agreed to take any action that would prevent the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company has no Knowledge of any agreement, plan, fact or other circumstance that would prevent the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         2.7      Intellectual Property.

                  (a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:

                           (i)      "INTELLECTUAL PROPERTY" shall mean any or
all of the following and all rights in, arising out of, or associated therewith:
(a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (e) domain names, uniform resource locators ("URLs") and other names and locators associated with the Internet (collectively, "DOMAIN NAMES"), (f) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (g) all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices; (h) all industrial designs and any registrations and applications therefor throughout the world; (i) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (j) all databases and data collections and all rights therein throughout the world; (k) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (l) any similar or equivalent rights to any of the foregoing anywhere in the world, and all tangible embodiments of the foregoing.

                           (ii)     "COMPANY INTELLECTUAL PROPERTY" shall mean
any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

                           (iii)    "REGISTERED INTELLECTUAL PROPERTY" shall
mean all United States, international and foreign: (a) patents and patent applications (including provisional applications);

(b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; and (d) any other rights in or to an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority with respect to Intellectual Property.

                           (iv)     "COMPANY REGISTERED INTELLECTUAL PROPERTY"
shall mean all of the Registered Intellectual Property owned by, registered or filed in the name of, the Company or any of its Subsidiaries.

                           (v)      "SOFTWARE" shall mean any and all computer
software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data) and databases and data collections, design tools and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.

                           (vi)     "COMPANY PRODUCTS" shall mean all products,
Software or service offerings (i) that have been sold or offered for sale, distributed or otherwise disposed of prior to the date of this Agreement by or on behalf of the Company or any of its Subsidiaries, or (ii) for which significant development work has been done and which the Company or any of its Subsidiaries currently intends to sell, distribute or otherwise dispose of in the future, including the product referred to internally at the Company as "Duo."

                  (b)      Registered Intellectual Property; Proceedings.
Section 2.7(b) of the Company Disclosure Letter sets forth, as of the date hereof, (i) all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, and (ii) all proceedings or actions with respect to which Company has Knowledge or has received notice, and which is currently before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere else in the world) related to any of the Company Intellectual Property.

                  (c) Company Products. Section 2.7(c) of the Company Disclosure Letter sets forth, as of the date hereof, a list (by name and version number) of all Company Products.

                  (d) Documentation of Defects. The Company maintains a policy of documenting all bugs, errors and defects in all the Company Products. The Company has documented all material bugs, errors and defects of which the Company has Knowledge in compliance with such policy, and such documentation is retained and is available internally at the Company.

                  (e) No Order. None of the Company Intellectual Property, the Company Products (excluding Intellectual Property owned by a third party), the Company or any of its Subsidiaries is subject to any judgment, order, writ, injunction, or decree of any court or Governmental Entity or arbitrator, or any stipulation made to any court, Governmental Entity or arbitrator or in connection with any proceeding before any such entity, or any settlement agreement restricting the use, transfer, or licensing by the Company or any of its Subsidiaries of any Company Intellectual Property, any Company Product or, to the Company's Knowledge, any Intellectual Property owned by a third party (including any Intellectual Property that is or is included in a Company Product) that the Company or any of its Subsidiaries has a right to use, exploit or practice by virtue of a license grant, immunity from suit or otherwise, or which may affect the validity, use or enforceability of any such Company Intellectual Property, Company Product (excluding Intellectual Property owned by a third party) or, to the Company's Knowledge, any Intellectual Property owned by a third party (including any Intellectual Property that is or is included in a Company Product).

                  (f) Registration. Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Company Registered Intellectual Property, except for any failure to pay fees or failure to so file as would not (with or without the lapse of time) adversely affect the Company's rights in any such item of Company Registered Intellectual Property and except that the foregoing shall not apply to any Company Intellectual Property with respect to which Company has intentionally abandoned its rights as listed in Section 2.7(f) of the Company Disclosure Letter.

                  (g) Further Actions. Section 2.7(g) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by the Company within ninety (90) days of the date hereof with respect to any of the Company Registered Intellectual Property.

                  (h) Absence of Liens. The Company owns and has good and exclusive title to each item of Company Registered Intellectual Property and other material Company Intellectual Property owned by it, free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted in the ordinary course of business consistent with past practice and Liens in connection with the Loan Agreement), and, after the Closing, all Company Intellectual Property will be fully transferable, alienable or licensable by Parent without restriction and without payment of any kind to any third party. Without limiting the generality of the foregoing, (i) the Company is the exclusive owner of all registered trademarks and, to the Company's Knowledge, has valid and sufficient rights to use all other trademarks used in connection with the operation or conduct of the business of the Company and its Subsidiaries, including the sale, distribution or provision of any Company Products by the Company or any of its Subsidiaries, (ii) to the Company's Knowledge, the Company owns exclusively, or has valid and sufficient rights to use, all copyrighted works that are included or incorporated into Company Products or which the Company or any of its Subsidiaries otherwise purports to own, and (iii) to the extent that any patents would be infringed by any Company Products or the operation or conduct of the business of the Company and its Subsidiaries as currently conducted or currently contemplated to be conducted, to the Company's Knowledge, the Company is the exclusive owner of, or has valid and sufficient rights to use, such patents.

                  (i) Source Code. Neither the Company nor any of its Subsidiaries has disclosed the source code for any of the Software owned by it or incorporated in any Company Products to any third party, and the Company has taken commercially reasonable measures to prevent disclosure of such source code.

                  (j) Open Source Software. No Software that is open source, public source or freeware, or any modification or derivative thereof, including any version of Software licensed pursuant to any GNU general public license or lesser general public license (collectively, "OPEN SOURCE

SOFTWARE") was or is used in, incorporated into, integrated or bundled with any Company Products (only to the Company's Knowledge with respect to Company Products owned by third parties) or Company Intellectual Property, or was, is or is currently planned to be used in the Company's business or the development or compilation of any Company Products, except in each case for any such Open Source Software whose terms: (i) do not grant any third party rights to, or otherwise impair the exclusive ownership of the Company or its Subsidiaries of, the modifications or improvements by the Company or any of its Subsidiaries to such Software; (ii) do not require the distribution by the Company or any Subsidiary of any source code; (iii) do not prohibit the Company or its Subsidiaries from charging a fee or otherwise restricts the ability of the Company or any of its Subsidiaries to seek compensation for any such Software;
(iv) allow use and distribution of such Software in the manner used and distributed and proposed to be distributed by the Company or any of its Subsidiaries; (v) do not contain any other material restrictions or obligations that the Company and its Subsidiaries has not complied with; and (vi) do not, have not and will not otherwise result in any material liability to the Company or any of its Subsidiaries.

                  (k) Third-Party Development. (i) To the extent that any technology, Software or Intellectual Property incorporated into a Company Product or any other material item of technology, Software or Intellectual Property has been developed or created independently or jointly by a third party for the Company or any of its Subsidiaries, the Company and its Subsidiaries have a written agreement with such third party with respect thereto pursuant to which the Company and its Subsidiaries have obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of all such third party's Intellectual Property in such work, material or invention and such third party has not retained any rights or licenses with respect thereto. (ii) To the extent that (a) any technology, Software or Intellectual Property developed or otherwise owned by a third party is incorporated into or integrated with any of the Company Products, or (b) any material item of technology, Software or Intellectual Property developed or otherwise owned by a third party is bundled with or used by the Company or its Subsidiaries in the development, manufacture or compilation of any of the Company Products (such technology, Software or Intellectual Property described in this Section 2.7(k)(ii)(a) and (b), the "THIRD PARTY PRODUCT TECHNOLOGY"), the Company and its Subsidiaries have a written agreement with respect thereto pursuant to which the Company and its Subsidiaries either (A) have obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of, or (B) have obtained a license with a term not less than the projected life of such Company Product to all such Intellectual Property in such work, material or invention. (iii) Section 2.7(k)(iii) of the Company Disclosure Letter sets forth a list of all Contracts currently in effect granting the Company or its Subsidiaries rights with respect to Third Party Product Technology, and copies of all such contracts have been provided or made available to Parent. (iv) To the extent any technology, Software or Intellectual Property incorporated into any of the Company Products or any other item of material technology, Software or Intellectual Property was originally owned, invented or created by a Company employee, (a) all right, title and interest in and to such Intellectual Property was transferred and assigned to the Company, by contract or operation of law, and (b) no such employee or consultant has retained any rights (other than the right to be named as an inventor or author) in or to such Intellectual Property.

                  (l) Transfers. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party, or knowingly permitted the Company's rights in such Company Intellectual Property to lapse or enter the public domain (other than through the expiration of Registered Intellectual Property at the end of its statutory term).

                  (m) Licenses. Other than "shrink wrap," "click wrap" and similar widely available commercial end-user licenses that have an individual acquisition cost of $25,000 or less, Section 2.7(m) of the Company Disclosure Letter sets forth a list of all Contracts currently in effect to which the Company or any of its Subsidiaries is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party, (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company or any of its Subsidiaries, or (iii) pursuant to which the Company or any of its Subsidiaries has agreed to any restriction on the right of the Company or any of its Subsidiaries to use or enforce any Company Intellectual Property. None of the Contracts required to be listed in Section 2.7(m) of the Company Disclosure Letter grants any third party exclusive rights to or under any Company Intellectual Property, and none of the Contracts required to be listed in Section 2.7(m) of the Company Disclosure Letter grants any third party the right to sublicense any Company Intellectual Property.

                  (n) No Conflict. (i) The consummation of the transactions contemplated by this Agreement will neither materially violate nor result in the material breach, or the material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Contracts required to be listed in Section 2.7(m) of the Company Disclosure Letter, or give any non-Company party to any such Contract the right to do any of the foregoing. Following the Closing Date, the Surviving Corporation in the Company Merger will be permitted to exercise all of the Company's and its Subsidiaries' rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay. (ii) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which the Company or any of its Subsidiaries are a party, will result in (a) either Parent's or the Merger Sub's granting to any third party any right or license to or with respect to any material Intellectual Property right owned by, or licensed to, either of them prior to the Closing, (b) either Parent or Merger Sub being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses (including a covenant not to sue), or (c) either Parent or Merger Sub being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

                  (o) No Infringement. To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as such business currently is conducted and as currently proposed to be conducted, including the Company's and its Subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products, Software or services of the Company and its Subsidiaries (including Company Products) has not, does not and will not, as so proposed, infringe or misappropriate the Intellectual Property of any third party or, to its Knowledge, constitute unfair competition or unfair trade practices under the laws of any jurisdiction.

                  (p) All Necessary Intellectual Property. The Company Intellectual Property, and the Company's rights in the Third Party Product Technology, constitute, to the Knowledge of the Company, all the material Intellectual Property used in and/or necessary to the conduct of the business of the Company and its Subsidiaries as it currently is conducted, and as it is currently planned to be conducted by the Company and its Subsidiaries, including the design, development, manufacture, use, import and sale of products, technology and performance of services (including the Company Products).

                  (q) No Notice of Infringement. Neither the Company nor any of its Subsidiaries has received written notice from any third party that the operation of the business of the Company or any of its Subsidiaries or any Company Product, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction.

                  (r) No Third Party Infringement. To the Knowledge of the Company, no person has or is infringing or misappropriating any Company Intellectual Property.

                  (s) Government Funding. No government funding, facilities of a university, college, other educational institution or research center or development funding from third parties was used in the development of any Company Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

                  (t) Proprietary Information Agreements. The Company and each of its Subsidiaries has taken reasonable steps to protect the Company's and its Subsidiaries' rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company or any of its Subsidiaries, and, without limiting the foregoing, each of the Company and its Subsidiaries has and enforces a policy requiring each Employee to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, and all Employees of the Company and any of its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company.

                  (u) Privacy and Data Protection. The Company and its Subsidiaries have at all times complied in all material respects with all applicable Legal Requirements relating to privacy, data protection and the collection and use personal information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries. The Company and its Subsidiaries have at all times complied in all material respects with all rules, policies and procedures established by the Company or any of its Subsidiaries from time to time with respect to privacy, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries, current versions of which are set forth in Section 2.7(u) of the Company Disclosure Letter. No claims have been asserted in writing or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality rights under any such rules, policies or procedures. The execution of this Agreement and the consummation of the transactions contemplated herein will not breach or otherwise cause any violation of any such applicable Legal Requirements related to privacy, data protection or the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries.

                  (v) Protection of Information. With respect to all personal and user information described in Section 2.7(u), the Company and its Subsidiaries have at all times taken all reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no material unauthorized access to or other misuse of that information.

         2.8      Compliance; Permits.

                  (a) Compliance. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is, or the Company believes is reasonably likely to be, bound or affected, except, in each case, or in the aggregate, for those conflicts, violations and defaults that would not cause the Company to lose any material benefit or incur any material liability. To the Knowledge of the Company, no investigation or review by any Governmental Entity is pending or, has been threatened in writing against the Company or any of its Subsidiaries. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company and its Subsidiaries as currently conducted.

                  (b) Permits. The Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders , authorizations and approvals from Governmental Entities ("PERMITS") that are required for the operation of the business of the Company (collectively, "COMPANY PERMITS") except where the failure to hold such Permits would not be material to the Company or its Subsidiaries. As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

         2.9 Litigation. There are no material claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

         2.10 Brokers' and Finders' Fees; Fees and Expenses. Except for fees payable to Credit Suisse First Boston LLC pursuant to an engagement letter dated March 4, 2003, a copy of which has been provided to Parent (the "CSFB ENGAGEMENT LETTER"), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby and, except pursuant to the CSFB Engagement Letter, the Company has not entered into any indemnification agreement or indemnification arrangement with any Person in connection with this Agreement and the transactions contemplated hereby. An itemized good faith estimate of the fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred through the date hereof by the Company in connection with this Agreement and the transactions contemplated hereby (including any agreement or understanding with respect to such agreement or understanding, whether written or oral), other than the CSFB Engagement Letter, is set forth in Section 2.10 of the Company Disclosure Letter. Other than the CSFB Engagement Letter, as of the date hereof, the Company is not a party to any Contract with any accountant, broker, financial advisor, consultant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby, other than Contracts for the provision of services on a "time and materials" basis at reasonable and customary rates.

         2.11 Transactions with Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC until the date hereof, no event or transaction has occurred of the type that would be reportable by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 2.11 of the Company Disclosure Letter identifies each Person who the Company deems to be an "affiliate" (as that term is used in Rule 145 promulgated under the Securities Act) of the Company as of the date hereof.

         2.12     Employee Benefit Plans.

                  (a) Schedule. Section 2.12(a) of the Company Disclosure Letter contains a list of (i) each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been, within the past three years, maintained, contributed to, or required to be contributed to, by the Company or any Subsidiary of the Company or any other person or entity under common control with the Company or any Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder (each a "COMPANY ERISA AFFILIATE") for the benefit of any current or former or retired employee, consultant or director of the Company or any Company ERISA Affiliate (each a "COMPANY EMPLOYEE"), or with respect to which the Company or any Company ERISA Affiliate has or may have any liability or obligation (collectively, the "COMPANY EMPLOYEE PLANS"), and (ii) each employment, severance or consulting agreement between the Company or any Company ERISA Affiliate and any current Company Employee or former Company Employee, to the extent the Company or any Company ERISA Affiliate has or may have any liability or obligation (each a "COMPANY EMPLOYEE AGREEMENT"), except to the extent a Company Employee Agreement provides for "at-will" employment and does not provide for severance payments or benefits. Neither the Company nor any Company ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Company Employee Agreement, to modify any Company Employee Plan or Company Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Company Employee Agreement.

                  (b) Documents. The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Company Employee Agreement including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) each relocation, repatriation and expatriation agreement; (iii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iv) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (v) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (vi) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vii) all IRS determination, opinion, notification and advisory letters; (viii) all material communications made to any Company Employee or Company Employees after January 1, 2002, relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all COBRA (as defined below) forms and related notices (or such forms and notices as required under comparable law); (x) all material correspondence to or from any governmental agency in the past three years relating to any Company Employee Plan (including any filings with any governmental agency); (xi) the most recent plan years discrimination tests for each Company Employee Plan; and (xii) all prospectuses prepared in connection with each Company Employee Plan. As used in this Agreement, "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

                  (c) Company Employee Plan Compliance. The Company and its Company ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. To the Knowledge of the Company, for each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time of the Company Merger in accordance with its terms, without material liability to Parent, Company or any of its Company ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Company ERISA Affiliates, threatened by the IRS, the U.S. Department of Labor ("DOL"), or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any Company ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Company ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except as would not result in material liability to the Company or its Subsidiaries.

                  (d) No Pension or Welfare Plans. Neither the Company nor any Company ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and is subject to Title IV of ERISA or Section 412 of the Code,
(ii) Pension Plan which is a "multiemployer plan," as defined in Section 3(37) of ERISA, (iii) "multiple employer plan" as defined in ERISA or the Code, or
(iv) "funded welfare plan" within the meaning of Section 419 of the Code. Neither the Company nor any ERISA Affiliate has maintained, established, sponsored, participated in or contributed to any self-insured Company Employee Plan or created any such similar obligation under any Company Employee Agreement nor has the Company or any ERISA Affiliate established a policy or practice that would give rise to the creation of a self-insured Company Employee Plan or obligation under any Company Employee Agreement (including any such plan or practice pursuant to which a stop-loss policy or contract applies).

                  (e) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Company ERISA Affiliate has ever represented, promised or contracted (other than in written form) to any Employee (either individually or to Company Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

                  (f) Health Care Compliance. Neither the Company nor any Company ERISA Affiliate has, prior to the Effective Time of the Company Merger and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

                  (g) Loans and Advances. Section 2.12(g) of the Company Disclosure Letter contains an accurate and complete list of all loans and advances made by the Company or any Company ERISA Affiliate to any employee, director, consultant or independent contractor outstanding as of the date of this Agreement, other than routine travel and expense advances made to employees in the ordinary course of business. Neither the Company nor any Company ERISA Affiliate has, since July 30, 2002, extended credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

                  (h)      Effect of Transaction.

                           (i)      The execution of this Agreement and the
consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

                           (ii)     No payment or benefit which will or may be
made by the Company or its Company ERISA Affiliates with respect to any Company Employee will be characterized as a "parachute payment," within the meaning of
Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Company or any of its Company ERISA Affiliates is a party or by which it is bound to compensate any Company Employee for excise taxes paid pursuant to Section 4999 of the Code.

                  (i) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any workers' compensation policy or long-term disability policy. Neither the Company nor any Company ERISA Affiliate has or reasonably anticipates any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

                  (j) Labor. No work stoppage or labor strike against the Company or any Company ERISA Affiliate is pending, or to the Company's Knowledge, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Company Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Employees and no collective bargaining agreement is being negotiated with respect to Company Employees. Neither the Company nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

                  (k) International Employee Plan. Each Company Employee Plan that has been adopted or maintained by the Company or any Company ERISA Affiliate, whether informally or formally, or with respect to which the Company or any Company ERISA Affiliate will or may have any material liability, for the benefit of Company Employees who perform services outside the United States (each a "COMPANY INTERNATIONAL EMPLOYEE PLAN") has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. Furthermore, no Company International Employee Plan has material unfunded liabilities, that as of the Effective Time of the Company Merger, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any Company International Employee Plan at any time for any reason without liability to the

Company or its Company ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

         2.13     Title to Properties.

                  (a) Properties. Neither Company nor any of its Subsidiaries owns any real property. Section 2.13 of the Company Disclosure Letter sets forth a list, as of the date hereof, of all real property currently leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute a material default). The Company has provided or made available to Parent true, correct and complete copies of all such real property leases, lease guaranties, licenses, subleases and occupancy agreements, including all amendments, terminations and modifications thereof. The Company or its Subsidiaries currently occupies all of such real property for the operation of its business, and there are no other parties occupying, or with a right to occupy, such real property. Such real property is in good operating condition and repair in all material respects.

                  (b) Lease Restructures. The "CLOSE OF ESCROW", as defined in that certain Property Purchase and Lease Modification Agreement dated January 16, 2003 (the "LEASE MODIFICATION AGREEMENT") executed by the Company, HFC and M-F Downtown Sunnyvale, LLC, a Delaware limited liability company ("M-F DOWNTOWN"), has occurred and all of the conditions to the Close of Escrow were satisfied or waived in accordance with the terms of the Lease Modification Agreement, other than the conditions to the Close of Escrow set forth in Sections 11(c)(iv), 11(e), 11(f), 11(g), 12(d) and 12(e), which were satisfied in accordance with the terms of the Lease Modification Agreement. The Company did not use the services of a broker, and no broker is entitled to, or has made a claim for, any compensation from the Company, in connection with the Lease Modification Agreement or any efforts to sublet the subject premises. No "OCCUPANCY" or "REINSTATEMENT" has occurred, as such terms are defined in that certain Amended and Restated Lease Agreement (Building 3) dated January 29, 2003 between M-F Downtown and HFC. The Company is the sole member of HFC. As of the date hereof, Domenic Borriello of CT Corporation Staffing is the "Independent Manager" of HFC. EOP-Industrial Portfolio, L.L.C. ("EOP"), has drawn in full on the letter of credit provided by the Company under its lease of 380 North Bernardo Avenue, Mountain View, California as contemplated under the First Amendment dated January 31, 2003 between EOP and the Company.

                  (c) Valid Title. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business (including for the manufacture of the Company Products), free and clear of any Liens except (i) as reflected in the Company Financials, (ii) Liens in connection with the Loan Agreement, (iii) Liens imposed by law in respect of obligations not yet delinquent, including in respect of taxes, or (iv) Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby (the Liens referred to in subparagraphs (iii) and (iv) above being collectively referred to as the "PERMITTED LIENS").

         2.14     Environmental Matters.

                  (a) Hazardous Material. Except as would not result in a material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained, (a "HAZARDOUS MATERIAL") are present in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect as of the date hereof, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

                  (b) Hazardous Materials Activities. Except as would not result in a material liability to the Company, neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed any Company Employees or others to Hazardous Materials in violation of any Legal Requirement in effect on or before the Closing Date. Except as would not result in a material liability to the Company, neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed any Company Employees or others to or manufactured any product containing a Hazardous Material (collectively, "HAZARDOUS MATERIALS ACTIVITIES") in violation of any Legal Requirement promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  (c) Permits. The Company and its subsidiaries currently hold all environmental Permits materially necessary for the conduct of the Company's and its Subsidiaries' Hazardous Material Activities (the "COMPANY ENVIRONMENTAL PERMITS") and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted.

                  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, or to the Company's Knowledge, has been threatened in writing by any Governmental Entity against the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries.

         2.15     Contracts.

                  (a) Material Contracts. For purposes of this Agreement, "COMPANY MATERIAL CONTRACT" shall mean any of the following Contracts of the Company or its Subsidiaries:

                           (i)      any "material contracts" (as such term is
defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries (including any agreement that is required to be filed in a future filing);

                           (ii)     any employment or consulting Contract with
any executive officer or other employee of the Company earning an annual base salary in excess of $125,000 or a member of the Company's Board of Directors other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company;

                           (iii)    any joint venture Contract or similar
arrangement or any other agreement which has involved or is expected to involve a sharing of revenues of $250,000 per annum or more with other Persons;

                           (iv)     any Contract, including any stock option
plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or which may, by its terms, have any of the obligations of such Contract terminated or adjusted as a result of the execution of this Agreement or the Voting Agreements, the Company Transfer Agreements or the consummation of the Company Merger;

                           (v)      any agreement of indemnification or any
guaranty by the Company or any of its Subsidiaries other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business;

                           (vi)     any Contract containing any covenant (a)
limiting in any material respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Intellectual Property, develop market or distribute products or services or compete with any Person, (b) granting any exclusive rights, or (c) otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any Software, components, parts, subassemblies or services;

                           (vii)    any Contract relating to the disposition or
acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Company's Subsidiaries;

                           (viii)   any dealer, distributor, joint marketing or
development agreement, under which the Company or any of its Subsidiaries have continuing obligations or costs in excess of $250,000 per year, which may not be canceled without penalty upon notice of ninety (90) days or less;

                           (ix)     any agreement pursuant to which the Company
or any of its Subsidiaries have continuing obligations to jointly develop any material item of Intellectual Property;

                           (x)      any Contract to provide source code to any
third party for any product or technology of the Company;

                           (xi)     any Contract containing any support, service
or maintenance obligation on the part of the Company or any of its Subsidiaries outside of the ordinary course of business consistent with past practice;

                           (xii)    any Contract to license any third party to
manufacture or reproduce any of the products, services or technology of the Company or any of its Subsidiaries or any Contract to sell or distribute any of the products, services or technology of the Company or any of its Subsidiaries;

                           (xiii)   any mortgages, indentures, guarantees, loans
or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

                           (xiv)    any settlement agreement entered into within
three (3) years prior to the date of this Agreement;

                           (xv)     any lease for (a) real property in which the
amount of payments which the Company or any of its Subsidiaries is required to make on an annual basis exceeds $100,000 or (b) personal property in which the amount of payments which the Company or any of its Subsidiaries is required to make on an annual basis exceeds $100,000;

                           (xvi)    any agreement, contract or commitment
pursuant to which the Company or any of its Subsidiaries is obligated to pay in the future in excess of $250,000 in any one year period which is not terminable by the Company or its Subsidiaries without penalty in excess of $10,000 upon notice of ninety (90) days or less, other than any agreement, contract or commitment to purchase inventory in the ordinary course of business consistent with past practice;

                           (xvii)   any other agreement, contract or commitment
that has a value of $375,000 or more in any individual case not described in clauses (i) through (xv) above; or

                           (xviii)  any Contract, or group of Contracts with a
Person (or group of affiliated Persons), not described in clauses (i) through
(xvii) above the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Company or its Subsidiaries or otherwise have a Material Adverse Effect on the Company.

                  (b) Schedule. Section 2.15(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof which are described in Sections 2.15(a)(i) through 2.15(a)(xviii) hereof.

                  (c) No Breach. All Company Material Contracts and all Contracts listed in Section 2.7(m) of the Company Disclosure Letter are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract or any Contract listed in Section 2.7(m) of the Company Disclosure Letter, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company.

         2.16 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Company Merger (including amendments or supplements thereto) (the

"REGISTRATION STATEMENT") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "PROSPECTUS/PROXY STATEMENT"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of Parent and the Company, at the time of the Company Stockholders' Meeting (as defined in Section 5.2(a)), at the time of the Parent Stockholders' Meeting (as defined in Section 5.2(a)), as of the Effective Time of the Parent Merger, or as of the Effective Time of the Company Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent, Separation Sub or Merger Sub supplied by Parent, Separation Sub or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

         2.17 Board Approval. The Board of Directors of the Company has, by resolutions duly adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified on or prior to the date hereof in any way (the "COMPANY BOARD APPROVAL") (i) determined that the Company Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Company Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Company Merger, and (iii) unanimously recommended that the stockholders of the Company approve and adopt this Agreement and approve the Company Merger and directed that such matter be submitted to the Company's stockholders at the Company Stockholders' Meeting. The Board of the Directors the Company has, by resolutions duly adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified on or prior to the date hereof in any way, (i) approved the Company Rights Agreement (as defined in Section 5.15); and (ii) authorized and directed the dividend of the Company Rights (as defined in Section 5.15) with a record date of June 5, 2003 and a payment date of not later than June 5, 2003.

         2.18 Fairness Opinion. The Company's Board of Directors has received an opinion from Credit Suisse First Boston Corporation, dated as of June 3, 2003, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the Company stockholders, and has delivered to Parent a written copy of such opinion.

         2.19 Takeover Statutes. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the Voting Agreements and the consummation of the Company Merger and the other transactions contemplated hereby.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Company, subject to the exceptions specifically disclosed (subject to the last sentence of Section 8.3(a)) in writing in the disclosure letter supplied by Parent to the Company dated as of the date hereof and certified by a duly authorized executive officer of Parent (the "PARENT DISCLOSURE LETTER"), as follows; subject to the following clause, it is understood and agreed that Parent makes no representations or warranties in this Agreement, express or implied, with respect to Source or its Subsidiaries, or the business, assets, capitalization, financial condition or results of operations of Source or its Subsidiaries; however, to the extent a representation or warranty in the Agreement refers to "Parent" or its Subsidiaries, such reference shall be deemed to specifically exclude such matters with respect to Source and its Subsidiaries except to the extent that the failure of such representation or warranty to be true and correct with respect to Source and its Subsidiaries would or would be reasonably likely to adversely affect Parent following the Mergers (taking into account the terms of the Separation Agreements (as defined in Section 3.21(a)):

         3.1      Organization; Standing and Power; Charter Documents;
Subsidiaries.

                  (a) Organization; Standing and Power. Parent and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

                  (b) Charter Documents. Parent has delivered or made available to the Company (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of Parent, each as amended to date (collectively, the "PARENT CHARTER DOCUMENTS") and (ii) the Subsidiary Charter Documents of each of its Significant Subsidiaries (as defined Rule 1.02 of Regulation of S-X of the SEC), and each such instrument is in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents and each Significant Subsidiary of Parent is not in violation of its respective Subsidiary Charter Documents.

                  (c) Significant Subsidiaries. Exhibit 21 to Parent's Annual Report on Form 10-K for the fiscal year ended May 31, 2002 includes all the Subsidiaries of Parent which are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Significant Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are owned by Parent, a Subsidiary of Parent, or Parent and another Subsidiary or Parent, or, in the case of foreign Significant Subsidiaries, Parent, another Subsidiary of Parent or solely to the extent required to comply with local laws regarding ownership, a nominee of Parent or a Subsidiary of Parent, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws, except as would not reasonably be expected to have a Material Adverse Effect on Parent or a Material Adverse Effect on such Subsidiary.

         3.2      Capital Structure.

                  (a) Capital Stock. The authorized capital stock of Parent consists of: (i) 2,000,000,000 shares of Parent Common Stock, par value $0.001 per share and (ii) 125,000,000 shares of preferred stock, par value $0.001 per share (the "PARENT PREFERRED STOCK"), of which 2,000,000 shares have been designated as Series A Participating Preferred Stock, all of which will be reserved for issuance upon exercise of preferred stock purchase rights (the "PARENT RIGHTS") issuable pursuant to the Preferred Stock Rights Agreement dated as of September 25, 2000 by and between Parent and EquiServe Trust Company, N.A. (formerly Fleet National Bank) (the "PARENT RIGHTS AGREEMENT"), a true and complete copy of which is filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Commission on November 22, 2000. At the close of business on May 28, 2003: (i) 29,230,405 shares of Parent Common Stock were issued and outstanding, excluding shares of Parent Common Stock held by Parent in its treasury, (ii) no shares of Parent Common Stock were issued and held by Parent in its treasury, and (iii) no shares of Parent Preferred Stock were issued and outstanding. From May 28, 2003 and through date hereof, there has been no material change in the capitalization of Parent. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. All shares of capital stock of Parent which may be issued as contemplated by this Agreement will be free of all Liens and will be registered in compliance with the Securities Act and registered or exempt from registration or qualification under applicable blue sky laws.

                  (b) Stock Options. As of the close of business on May 28, 2003: (i) 4,028,209 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Parent Common Stock (such options, whether or not outstanding, "PARENT OPTIONS") under the stock option, stock award, stock appreciation or phantom stock plans of Parent (the "PARENT STOCK OPTION PLANS") other than the Parent Purchase Plan, an aggregate of 2,146,206 of which were unvested, (ii) 1,376,303 shares of Parent Common Stock are reserved for future issuance under the Parent Purchase Plan, and (iii) 1,091,435 shares of Parent Common Stock are reserved for future issuance under the Parent Stock Option Plans. All Parent Options granted since May 28, 2003 have been granted in the ordinary course of business. All shares of Parent Common Stock subject to issuance pursuant to the exercise of Parent Options and the Parent Purchase Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Option as a result of the Parent Merger or the Company Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent. There will be no acceleration of the vesting of any Parent Options held by any employee, director or consultant of Peace, Source or any other Subsidiary of Peace, pursuant to the Parent Stock Option Plans or otherwise, as a result of the Parent Merger or the Company Merger. Upon closing of the Parent Merger, the employees of Source shall be considered as having terminated their employment with Parent or its Subsidiaries effective as of such closing under the terms of the Parent Stock Option Plans and shall have a period of time from such date of termination within which to exercise any vested Parent Options following which such Parent Options shall expire in accordance with the terms of the applicable Option agreements. At the Effective Time of Parent Merger, each Parent Option will be adjusted so that it will be exercisable (or will become exercisable in accordance with its terms) for a number of share of Parent Common Stock equal in fair market value to the consideration received by holders of Parent Common Stock pursuant to Section 1.8(a) hereof pursuant to the formula described in Section 3.2(b) of the Parent Disclosure Letter.

                  (c) Voting Debt. No Voting Debt of Parent is issued or outstanding as of the date hereof.

                  (d) Other Securities. Except as otherwise set forth in this Agreement, the Parent Rights Plan or Section 3.2(d) of the Parent Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, Contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Parent Common Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Parent is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, Parent or any of its Subsidiaries with respect to this Agreement or the transactions contemplated hereby (including the Parent Merger and the Company Merger and, to the Knowledge of Parent, other than the Parent Voting Agreements and the irrevocable proxies granted pursuant to the Parent Voting Agreements, there are no irrevocable proxies and no voting agreements or voting trusts with respect to any shares of the capital stock of, or other equity or voting interests in, Parent or any of its Subsidiaries, in each case with respect to this Agreement or the transactions contemplated hereby (including the Parent Merger and the Company Merger).

                  (e) Separation Sub Capital Stock. The authorized capital stock of Separation Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding. Parent is the sole stockholder of Separation Sub and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Separation Sub was formed by counsel to Parent at the direction of Parent on May 30, 2003, solely for purposes of effecting the Parent Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Separation Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Separation Sub carried on any business activities other than in connection with the Parent Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Separation Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

                  (f) Merger Sub Capital Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding. Parent is the sole stockholder of Merger Sub and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Merger Sub was formed by counsel to Parent at the direction of Parent on May 30, 2003, solely for purposes of effecting the Company Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Company Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

         3.3      Authority; Non-Contravention; Necessary Consents.

                  (a) Authority. Each of Parent, Separation Sub and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Parent, Separation Sub and Merger Sub and no other corporate proceedings on the part of Parent, Separation Sub or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Mergers and the other transactions contemplated hereby, subject only to (i) the adoption and approval of this Agreement and approval of the Parent Merger by Parent's stockholders and approval of the issuance of Parent Common Stock in connection with the Company Merger, as required under Delaware Law and the rules of Nasdaq, and (ii) the filing of the Parent Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of (i) a majority of the outstanding shares of Parent Common Stock to approve and adopt this Agreement and approve the Parent Merger and (ii) a majority in interest of the Parent Common Stock present or represented by proxy at the Parent Stockholders' Meeting to approve the issuance of Parent Common Stock in connection with the Company Merger is the only vote of the holders of any class or series of Parent capital stock necessary to approve and adopt this Agreement, approve the Parent Merger, approve the Company Merger, and consummate the Parent Merger and the Company Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, Separation Sub and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of each of Parent, Separation Sub and Merger Sub, enforceable against each of Parent, Separation Sub and Merger Sub in accordance with its terms.

                  (b) Non-Contravention. The execution and delivery of this Agreement by Parent, Separation Sub and Merger Sub does not, and performance of this Agreement by Parent, Separation Sub and Merger Sub and the consummation of the Mergers and the transactions contemplated hereby will not: (i) conflict with or violate the Parent Charter Documents, the certificate of incorporation or bylaws of Separation Sub, the certificate of incorporation or bylaws of Merger Sub or any other Subsidiary Charter Documents of any other Subsidiary of Parent;
(ii) subject to compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material Legal Requirement applicable to Parent, Separation Sub, Merger Sub or any of Parent's other Subsidiaries or by which Parent, Separation Sub, Merger Sub or any of Parent's other Subsidiaries or any of their respective material properties is bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Parent's or any of its Subsidiaries' rights or materially alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Material Contract (as defined in Section 3.15).

                  (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Mergers and other transactions contemplated hereby and thereby, except for (i) the Necessary Consents, (ii) those consents, approvals, orders, authorizations, registrations, declarations or filings that have already been made or obtained, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Company or materially adversely affect the ability of the parties hereto to consummate the Mergers within the time frame in which the Mergers would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

         3.4      SEC Filings; Financial Statements; Internal Controls.

                  (a) SEC Filings. Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since March 31, 2000. Parent has made available to the Company all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), including each Parent SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated. The balance sheet of Parent contained in the Parent SEC Reports as of February 28, 2003 is hereinafter referred to as the "PARENT BALANCE SHEET." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except those liabilities incurred in the ordinary course of business, consistent with past practice, and liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

                  (c) Internal Controls. Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 promulgated under the Exchange Act) designed to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to the Chief Executive Officer and Chief Financial Officer. There are no significant deficiencies or material weaknesses in the design or operation of Parent's internal controls which could adversely affect Parent's ability to record, process, summarize and report financial data. To Parent's Knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls.

         3.5 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet through the date hereof there has not been: (i) any Material Adverse Effect on Parent; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent or any of its Subsidiaries of any of Parent's capital stock or any other securities of Parent or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Parent's or any of its Subsidiaries' capital stock, (iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (v) any material revaluation by Parent of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; (vi) any written communication from Nasdaq with respect to the delisting of the Parent Common Stock; or (vii) any agreement, whether in writing or otherwise, to take any action described in this section by Parent or any of its Subsidiaries.

         3.6      Taxes.

                  (a)      Tax Returns and Audits.

                           (i)      Parent and each of its Subsidiaries have
filed all required Tax Returns relating to any and all Taxes concerning or attributable to Parent, its Subsidiaries or their respective operations. Such Tax Returns are true and correct, have been completed in accordance with applicable law and were timely filed, except, in each case, as would not be material to Parent.

                           (ii)     Parent and each of its Subsidiaries have
paid all Taxes to be paid and withheld with respect to their employees or other third parties and paid over to the appropriate Taxing authority all Taxes and any other amounts required to be paid or withheld. Such Taxes were timely paid except as would not be material to Parent.

                           (iii)    Neither Parent nor any of its Subsidiaries
is currently delinquent in the payment of any Tax, nor is there any material Tax deficiency outstanding, assessed or, to the Knowledge of Parent, proposed against Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

                           (iv)     No audit or other examination of any Tax
Return of Parent or any of its Subsidiaries is presently in progress, nor has Parent or any of its Subsidiaries been notified of any request for such an audit or other examination. No outstanding adjustment relating to any Tax Return filed by Parent or any of its Subsidiaries has been proposed formally or, to the Knowledge of Parent or any of its Subsidiaries, informally by any tax authority to Parent, any of its Subsidiaries or any representative thereof.

                           (v)      Neither Parent nor any of its Subsidiaries
has any liabilities for unpaid Taxes as of the date of the Parent Balance Sheet which have not been accrued or reserved on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise and neither Parent nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Parent Balance Sheet other than in the ordinary course of business, consistent with past practice.

                           (vi)     There are no Liens on the assets of Parent
or any of its Subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. To the Knowledge of Parent, there is no basis for the assertion of any material claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien for Taxes on the assets of Parent or any of its Subsidiaries.

                           (vii)    Neither Parent nor any of its Subsidiaries
has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent or any of its Subsidiaries.

                           (viii)   Neither Parent nor any of its Subsidiaries
is, nor has been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

                           (ix)     Neither Parent nor any of its Subsidiaries
(a) has ever been a member of an affiliated group (within the meaning of Code ss.1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent), (b) is a party to any Tax sharing, indemnification or allocation agreement (other than between Parent and any of its Subsidiaries), nor does Parent or any of its Subsidiaries owe any amount under any such agreement, (c) has any material liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, or (d) is a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

                           (x)      Neither Parent nor any of its Subsidiaries
has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Company Merger.

                           (xi)     Neither Parent nor any of its Affiliates has
taken or agreed to take any action that would prevent the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent has no Knowledge of any agreement, plan, fact or other circumstance that would prevent the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                           (xii)    Parent has obtained a ruling from the United
States Internal Revenue Service (the "IRS") that the distribution of Source Common Stock to the stockholders of Parent (which will be effected through the Parent Merger) will qualify as a tax-free distribution under Section 355 of the Code. The information, representations and statements submitted to the IRS by Parent in obtaining such ruling were at the time of submission and, as of the date hereof, are, materially true and correct, and neither Parent nor any of its Affiliates has taken, or agreed to take, or will knowingly take any action that would make any material representation given to the IRS for such IRS ruling materially untrue.

         3.7      Intellectual Property.

                  (a) To the Knowledge of Parent, (i) the operation of the Solutions Group Business (as defined below) of Parent and each of its Subsidiaries, including their products and services, does not infringe or misappropriate in any material respect the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction, and (ii) Parent and its Subsidiaries (after giving effect to the Separation Agreements) own or possess sufficient rights to all material Intellectual Property used in or necessary for the operation of the Solutions Group Business. "SOLUTIONS GROUP BUSINESS" shall mean the business of Parent contemplated to be conducted by Parent (after giving effect to the Separation Agreements) following the distribution of the Source Common Stock to each holder of Parent Stock and shall not include the business of Source (after giving effect to the Separation Agreements), including the development, licensing or provision of the Palm operating system.

                  (b) Neither Parent nor any of its Subsidiaries have received any written notice from any third party as of the date hereof, and, to the Knowledge of Parent, there is no other assertion or pending threat from any third party, that the operation of the Solutions Group Business by Parent or any of its Subsidiaries, or any of the products or services of the Solutions Group Business, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction. Neither Parent nor any its Subsidiaries have brought or have been a party to any suits, arbitrations or other adversarial proceedings with respect to a third party's Intellectual Property that remain unresolved.

                  (c) To the Knowledge of Parent, as of the date hereof, no person is infringing or misappropriating any material Intellectual Property owned or exclusively licensed by Parent or any of its Subsidiaries relating to the Solutions Group Business. Neither Parent nor any its Subsidiaries have brought or have been a party to any suits, arbitrations or other adversarial proceedings with respect to the Intellectual Property of the Solutions Group Business against any third party that remain unresolved.

                  (d) Parent and its Subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, which restricts or impairs the use of any Parent Intellectual Property used in the Solutions Group Business. The Intellectual Property of the Solutions Group Business owned or exclusively licensed by Parent and its Subsidiaries is free and clear of any material Liens.

                  (e) Parent and each of its Subsidiaries are in material compliance with, and have not materially breached any term of any contracts, licenses or other agreements in which Parent and its Subsidiaries have granted or received any Intellectual Property of the Solutions Group Business ("PARENT IP AGREEMENTS").

                  (f) The Mergers will not result in the termination or breach of any Parent IP Agreements, or any material loss or change in the rights or obligations of Parent or its Subsidiaries or any third party to such Parent IP Agreements. The Mergers will not result in the obligation of Parent or its Subsidiaries to pay any consideration, royalties or other amounts to any third party in excess of those amounts otherwise owed by Parent or its Subsidiaries immediately prior to the Mergers.

                  (g) Parent and each of its Subsidiaries has complied in all material respects with all Legal Requirements relating to the collection and use of user information gathered in the course of its respective operations, and Parent and each of its Subsidiaries has complied with the rules, policies and procedures established by Parent from time to time with respect to the foregoing in each case, in the aggregate, except as would not result in a Material Adverse Effect on Parent.

         3.8      Compliance; Permits.

                  (a) Compliance. Neither Parent nor any of its Subsidiaries is in conflict with, or in default or in violation of any material Legal Requirement applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is, or Parent believes is reasonably likely to be, bound or affected, except, in each case, or in the aggregate, for conflicts, violations and defaults that would not cause Parent to lose any material benefit or incur any material liability. To Parent's Knowledge, no investigation or review by any Governmental Entity is pending or has been threatened in writing against Parent or any of its Subsidiaries. There is no judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any of its Subsidiaries, any acquisition of property by Parent or any of its Subsidiaries or the conduct of business by Parent and its Subsidiaries as currently conducted.

                  (b) Permits. Parent and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the Solutions Group business of Parent (collectively, "PARENT PERMITS") except where the failure to hold such Permits would not be material to Parent. As of the date hereof, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened. Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

         3.9 Litigation. There are no material claims, suits, actions or proceedings (i) pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, or (ii) pending or, to the Knowledge of Parent, threatened against Source or any of its Subsidiaries for which Parent or any of its Subsidiaries has or may have any indemnity obligation pursuant to any Separation Agreement required to be listed in Section 3.21(a) of the Parent Disclosure Letter to indemnify Source or any of its Subsidiaries, in each case before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

         3.10 Brokers' and Finders' Fees. The Company shall not be liable for any brokerage or finders' fees or agents' commissions or any similar charges incurred by Parent in connection with this Agreement or any transaction contemplated hereby.

         3.11 Transactions with Affiliates. Except as set forth in the Parent SEC Reports, since the date of Parent's last proxy statement filed with the SEC until the date hereof, no event or transaction has occurred of the type that would be reportable by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         3.12     Parent Employee Benefit Plans.

                  (a) Definitions. For purposes of this Agreement, the following terms have the following meanings:

                           (i)      "PARENT EMPLOYEE AGREEMENT" shall mean each
employment, severance or consulting agreement between Parent or any Parent ERISA Affiliate and any current Parent Employee or former Parent Employee, to the extent Parent or any Parent ERISA Affiliate has or may have any liability or obligation, except to the extent a Parent Employee Agreement provides for "at-will" employment and does not provide for severance payments or benefits.

                           (ii)     "PARENT EMPLOYEE PLAN" shall mean each plan,
program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been, within the past three years, maintained, contributed to, or required to be contributed to, by Parent or any Subsidiary of Parent or any Parent ERISA Affiliate for the benefit of any current or former or retired employee, consultant or director of Parent or any Parent ERISA Affiliate (each a "PARENT EMPLOYEE"), or with respect to which Parent or any Parent ERISA Affiliate has or may have any liability or obligation.

                           (iii)    "PARENT ERISA AFFILIATE" shall mean any
person or entity under common control with Parent or any Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

                  (b) Parent Employee Plan Compliance. Parent and its Parent ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax

Reform Act of 1986 and subsequent legislation. For each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status, except as would not result in material liability to Parent or its Subsidiaries. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan. Each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time of the Company Merger in accordance with its terms, without material liability to the Company, Parent or any of its Parent ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of Parent or any Parent ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Parent Employee Plan. Neither Parent nor any Parent ERISA Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Parent and each Parent ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Parent Employee Plan, except as would not result in material liability to Parent or its Subsidiaries.

                  (c) No Pension or Welfare Plans. Neither Parent nor any Parent ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Parent Employee Plan which is a Pension Plan and is subject to Title IV of ERISA or Section 412 of the Code, (ii) Pension Plan which is a "multiemployer plan," as defined in Section 3(37) of ERISA, (iii) "multiple employer plan" as defined in ERISA or the Code, or (iv) a "funded welfare plan" within the meaning of Section 419 of the Code. Neither the Parent nor any ERISA Affiliate has maintained, established, sponsored, participated in or contributed to any self-insured Parent Employee Plan or created any such similar obligation under any Parent Employee Agreement nor has Parent or any ERISA Affiliate established a policy or practice that would give rise to the creation of a self-insured Parent Employee Plan or obligation under any Parent Employee Agreement (including any such plan or practice pursuant to which a stop-loss policy or contract applies).

                  (d) No Post-Employment Obligations. No Parent Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Parent nor any Parent ERISA Affiliate has ever represented, promised or contracted (other than in written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

                  (e) Health Care Compliance. Neither Parent nor any Parent ERISA Affiliate has, prior to the Effective Time of the Company Merger and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Parent Employees.

                  (f) Loans and Advances. Neither Parent nor any Parent ERISA Affiliate has, since July 30, 2002, extended credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent.

                  (g) Employment Matters. Parent: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Parent Employees; (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Parent under any workers' compensation policy or long-term disability policy. Neither Parent nor any Parent ERISA Affiliate has or reasonably anticipates any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

                  (h) Labor. No work stoppage or labor strike against Parent or any Parent ERISA Affiliate is pending, or to the Knowledge of Parent, threatened or reasonably anticipated. Parent does not know of any activities or proceedings of any labor union to organize any Parent Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Parent Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Parent. Neither Parent nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Parent Employees and no collective bargaining agreement is being negotiated with respect to Parent Employees. Neither Parent nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

                  (i) Parent International Employee Plan. Each Parent Employee Plan that has been adopted or maintained by Parent or any Parent ERISA Affiliate, whether informally or formally, or with respect to which Parent or any Parent ERISA Affiliate will or may have any material liability, for the benefit of Parent Employees who perform services outside the United States (each a "PARENT INTERNATIONAL EMPLOYEE PLAN") has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Parent International Employee Plan. Furthermore, no Parent International Employee Plan has material unfunded liabilities, that as of the Effective Time of the Company Merger, will not be offset by insurance or fully accrued.

                  (j) Effect of Transactions. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee. No payment or benefit which will or may be made by Parent or any Parent ERISA Affiliates with respect to any Parent Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Parent or any of Parent ERISA Affiliates is a party or by which it is bound to compensate any Parent Employee for excise taxes paid pursuant to Section 4999 of the Code.

         3.13     Title to Properties.

                  (a) Properties. Section 3.13 of the Parent Disclosure Letter lists, as of the date hereof, the real property owned by Parent or any of its Subsidiaries. All current leases of real property of Parent or any of its Subsidiaries are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default by Parent nor any of its Subsidiaries (or event which with notice or lapse of time, or both, would constitute a material default).

                  (b) Valid Title. Parent and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in the Solutions Group Business, free and clear of any Liens except (i) as reflected in the Parent Financials or
(ii) Permitted Liens.

         3.14     Environmental Matters.

                  (a) Hazardous Material. Except as would not result in a material liability to Parent, no underground storage tanks and no amount of any Hazardous Material are present in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect as of the date hereof, as a result of the actions of Parent or any of its Subsidiaries or any affiliate of Parent, or, to the Knowledge of Parent, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its Subsidiaries has at any time owned, operated, occupied or leased.

                  (b) Hazardous Materials Activities. Except as would not result in a material liability to Parent, neither Parent nor any of its Subsidiaries has transported, stored, used, manufactured or, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Legal Requirement in effect on or before the Closing Date. Except as would not result in a material liability to Parent, neither Parent nor any of its Subsidiaries has conducted any Hazardous Material Activities in violation of any Legal Requirement promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

         3.15     Contracts.

                  (a) Material Contracts. For purposes of this Agreement, "PARENT MATERIAL CONTRACT" shall mean any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Parent and its Significant Subsidiaries (including any agreement that is required to be filed in a future filing) of the Solutions Group Business and any Contract, or group of Contracts of the Solutions Group Business with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Solutions Group Business of Parent or otherwise have a Material Adverse Effect on Parent.

                  (b) No Breach. All Parent Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to Parent. Neither Parent nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to Parent.

         3.16 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent, Separation Sub or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Source Registration Statement (as defined in Section 5.1(b)) will, at the time the Registration Statement or the Source Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent, Separation Sub and Merger Sub for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time it is mailed to the stockholders of Parent and the Company, at the time of the Parent Stockholders' Meeting, at the time of the Company Stockholders' Meeting, as of the Effective Time of the Parent Merger, or as of the Effective Time of the Company Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent, Separation Sub and Merger Sub for inclusion or incorporation by reference in the Source Prospectus (as defined in Section 5.1(b)), will, at the time it is mailed to the stockholders of Parent, at the time of the Parent Stockholders' Meeting or as of the Effective Time of the Parent Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement and the Source Prospectus will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent, Separation Sub or Merger Sub with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

         3.17 Board Approval; Subsidiary Stockholder Approval. The Board of Directors of Parent has, by resolutions duly adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified on or prior to the date hereof in any way (the "PARENT BOARD APPROVAL")
(i) determined that the Mergers are fair to, and in the best interests of, Parent and its stockholders and declared the Mergers to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Mergers and the issuance of Parent Common Stock in the Company Merger, and (iii) unanimously recommended that the stockholders of Parent adopt and approve this Agreement and approve the Parent Merger and approve the issuance of Parent Common Stock in connection with the Company Merger and directed that such matter be submitted to Parent's stockholders at the Parent Stockholders' Meeting. Parent has approved the Parent Merger as Separation

Sub's sole stockholder and has approved the Company Merger as Merger Sub's sole stockholder, which approvals have not been rescinded, withdrawn or modified.

         3.18 Fairness Opinion. Parent's Board of Directors has received an opinion from Morgan Stanley & Co., dated as of June 3, 2003, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Parent, and has delivered to the Company a written copy of such opinion.

         3.19 Rights Plan. Parent has taken all action so that (i) the Company shall not be an "Acquiring Person" under the Parent Rights Agreement and
(ii) the entering into of this Agreement and the Mergers and the other transactions contemplated hereby will not result in the grant of any rights to any Person under the Parent Rights Agreement or enable or require the Parent Rights to be exercised, distributed or triggered.

         3.20 Takeover Statutes. Neither Parent nor any Affiliate is, or has been during the last three years, an "interested stockholder" (as defined in Section 203 of the Delaware Law) of the Company, other than as contemplated pursuant to this Agreement.

         3.21     Separation Agreements.

                  (a) Schedule. Section 3.21(a) of the Parent Disclosure Letter sets forth as of the date hereof a true and complete list of all Separation Agreements entered, or currently contemplated to be entered, into. True and complete copies of all Separation Agreements listed in Section 3.21(a) of the Parent Disclosure Letter have been delivered or made available to the Company. "SEPARATION AGREEMENT" shall mean any Contracts between or among Parent and/or any of its Subsidiaries (other than Source and its Subsidiaries), on the one part, and Source and/or any of Source's Subsidiaries, on the other part, which Contracts would govern, following the Parent Merger, the commercial or economic relationships between Parent and/or any of its Subsidiaries (other than Source and its Subsidiaries), on the one part, and Source and/or any of Source's Subsidiaries, on the other part, and/or define the allocation of assets and liabilities between or among Parent and/or any of its Subsidiaries (other than Source and its Subsidiaries), on the one part, and Source and/or any of Source's Subsidiaries, on the other part, in all cases following the Parent Merger.

                  (b) No Conflict. The execution and delivery of the Separation Agreements required to be listed in Section 3.21(a) of the Parent Disclosure Letter by Parent does not, and the performance of such Separation Agreements by Parent and its Subsidiaries and the consummation of the transactions contemplated thereby by Parent will not: (i) conflict with or violate the Parent Charter Documents or the Subsidiary Charter Documents of any Subsidiary of Parent, (ii) conflict with or violate any material Legal Requirement applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective material properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the rights of Parent or its Subsidiaries (after giving effect to the Parent Merger and the transactions contemplated by the Separation Agreements) or materially alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of Parent or any of its Subsidiaries (after giving effect to the Parent Merger and the transactions contemplated by the Separation Agreements) pursuant to, any

Parent Contract, except as would not reasonably be expected to be material to Parent. Section 3.21(b) of the Parent Disclosure Letter lists all consents, waivers and approvals under any of the Contracts of Parent or any of its Subsidiaries required to be obtained in connection with the consummation of the transactions contemplated by the Separation Agreements, which, if individually or in the aggregate are not obtained, would result in a material loss of benefits to the Surviving Corporation in the Parent Merger (after giving effect to the Parent Merger and the transactions contemplated by the Separation Agreements) or would prevent or materially impair the consummation of the transactions contemplated by the Parent Merger or the Separation Agreements.

                  (c) Nasdaq Requirements. As of February 28, 2003 and, to the Knowledge of Parent, as of the date hereof, Source substantially met all of the requirements under Rule 4420(b) of the National Association of Securities Dealers, Inc. Manual (the "MANUAL") to be designated for Nasdaq. As of the date hereof, Source substantially met all of the requirements under Rule 4350 of the Manual required to be met by issuers prior to designation on Nasdaq.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1      Conduct of Business of the Company.

                  (a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of the Company Merger, the Company shall and shall cause each of its Subsidiaries to, except as otherwise expressly contemplated by this Agreement or Section 4.1 of the Company Disclosure Letter or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in all material respects and in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, (ii) pay its debts and taxes when due, pay or perform other material obligations when due (provided that the Company shall not pre-pay or accelerate payment of obligations outside the ordinary course of its business consistent with past practice) subject to any good faith dispute of such debts, taxes or obligations, (iii) use commercially reasonable efforts to collect accounts receivables when due and not take any affirmative action to extend credit outside the ordinary course of business consistent with past practice, and (iv) use commercially reasonable efforts consistent with past practice and policies to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers and Company Employees, and (z) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings In addition, the Company shall promptly notify in writing Parent of any material adverse event involving its business or operations.

                  (b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as permitted by the terms of this Agreement or Section 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of the Company Merger, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

                           (i)      Enter into any new line of business;

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

                           (ii)     Declare, set aside or pay any dividends on
or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;

                           (iii)    Purchase, redeem or otherwise acquire,
directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements then in effect;

                           (iv)     Issue, deliver, sell, authorize, pledge or
otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than (a) issuances of Company Common Stock upon the exercise of Company Options, Company Warrants or other rights of the Company existing on the date hereof in accordance with their present terms,
(b) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof, (c) the grant of stock options at the then current fair market value of the Company Common Stock to newly hired non-officer employees of the Company, in the ordinary course of business consistent with past practice, (d) the grant of stock options at the then current fair market value of the Company Common Stock to existing non-officer employees of the Company in connection with the promotion of such employees, in the ordinary course of business consistent with past practice, or (e) the grant of stock options at the then current fair market value of the Company Common Stock to existing non-officer employees of the Company in connection with the retention of such employees, provided that in the case of (c), (d) and (e) that the number of shares subject to issuance upon exercise of such stock option grants shall not exceed 50,000 in total to any single individual or 2,000,000 in the aggregate and have a vesting schedule no more favorable than one quarter of the shares subject to such stock option vesting upon the first anniversary of the date of grant and 1/48 of the shares subject to such stock option vesting on each monthly anniversary of the date of grant thereafter and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the approval of or consummation of the Mergers and/or termination of employment following the Mergers, other than acceleration of twenty-five percent (25%) of the shares of Company Common Stock subject to such award following a "Termination" (as such term is defined in the Company Stock Plans) without "Cause" (as such term is defined in the Company Stock Plans) within one year from the date a "Corporate Transaction" (as such term is defined in the Company Stock Plans);

                           (v)      Cause, permit or propose any amendments to
the Company Charter Documents or any of the Subsidiary Charter Documents of the Company's Subsidiaries;

                           (vi)     Acquire or agree to acquire by merging or
consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

                           (vii)    Enter into, amend or renew any Contract with
a telecommunications carrier relating to the provision or development of Company Products for wireless communications (a "CARRIER CONTRACT"), provided that such Parent consent will not be unreasonably withheld or delayed with respect to any Carrier Contract substantially in the ordinary course of business consistent with past practice (any such Carrier Contract, a "CARRIER TRANSACTION").

                           (viii)   Enter into any binding agreement, agreement
in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance, other than a Carrier Transaction;

                           (ix)     Sell, lease, license, encumber or otherwise
dispose of any properties or assets except (a) sales of inventory in the ordinary course of business consistent with past practice, (b) the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries, including used material, equipment and furniture not material to the business, or (c) the sale of Company Products in the ordinary course of business consistent with past practice, other than a Carrier Transaction;

                           (x)      Make any loans, advances or capital
contributions to, or investments in, any other Person, other than employee advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice provided such employee loans are in compliance with applicable law, other than ordinary course funding to Subsidiaries exclusively in order to fund operations in amounts consistent with prior periods;

                           (xi)     Except as required by GAAP or the SEC as
concurred in by its independent auditors and following notice to Parent, make any material change in its methods or principles of accounting since the date of the Company Balance Sheet;

                           (xii)    Make or change any material Tax election,
settle or compromise any claim or assessment in respect of Taxes or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;

                           (xiii)   Except as required by GAAP and following
notice to Parent, revalue any of its assets except in the ordinary course of business in an amount that is not material to the Company and its Subsidiaries;

                           (xiv)    (a) Pay, discharge, settle or satisfy any
liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction for money of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms, (b) pay, discharge or settle any litigation (whether or not commenced prior to the date of this Agreement), (c) pay, discharge, settle or satisfy any claims (including any Tax claim), other than the payment, discharge, settlement or satisfaction for money, of claims not material to the Company, or (d) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its Subsidiaries is a party or of which Company or any of its Subsidiaries is a beneficiary;

                           (xv)     (a) Increase in any manner the amount of
base compensation of any Employee of the Company or any Subsidiary of the Company, except for increases in connection with ordinary course focal reviews and in an amount (the amount of any such increase for an individual being determined to be the amount of any increase on an annual basis) that does not exceed $600,000 in the aggregate, (b) materially increase the amount of employee benefits of any Employee or director of the Company or any Subsidiary of the Company, except pursuant to contractual arrangements or a Company Employee Plan in effect as of the date hereof, except upon the expiration by its terms of any such Company Employee Plan solely in connection with the renewal of such Company Employee Plan for the period after December 31, 2003 for a renewal term consistent with past practices and that provides no greater benefits than are currently provided under such Company Employee Plan,
(c) pay any bonus to any Employee or director of the Company or any Subsidiary of the Company, except pursuant to contractual arrangements or a Company Employee Plan in effect as of the date hereof, (d) grant severance or termination pay to any Employee or director of the Company or any Subsidiary of the Company, except pursuant to contractual arrangements or a Company Employee Plan in effect as of the date hereof, (e) adopt or amend or make any commitment to adopt or amend any Company Employee Plan, except in connection with the renewal of any such Company Employee Plan, upon the natural expiration of such Company Employee Plan, on terms substantially similar to those in effect as of the date hereof, (f) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options or Company Restricted Stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (g) enter into any employment, severance, termination or indemnification agreement with any Company Employee or enter into any collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), (h) make any material oral or written representation or commitment with respect to any material aspect of any Company Employee Plan that is not materially in accordance with the existing written terms and provision of such Company Employee Plan, (i) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Company Employee), other than as permitted pursuant to Section 4.1(b)(iv)(c), (d) and (e), (j) enter into any agreement with any Company Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered in favor of the Company Employee upon the occurrence of a transaction involving Company of the nature contemplated hereby;

                           (xvi)    Grant any exclusive rights with respect to
any Company Intellectual Property, other than pursuant to a Carrier Transaction;

                           (xvii)   Enter into, amend or renew any Contracts
containing any non-competition or exclusivity restrictions, or otherwise subject the Surviving Corporation or Parent, or any of their respective businesses, to any other material restrictions relating to the Company's business activities following the Closing; other than a Carrier Transaction;

                           (xviii)  Enter into any agreement or commitment the
effect of which would be to grant to a third party following the Company Merger any actual or potential right of license to any Intellectual Property owned prior to Closing by Parent or any of its Subsidiaries;

                           (xix)    Engage in any action that could reasonably
be expected to cause the Company Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code;

                           (xx)     Hire or offer to hire (a) any officer level
employees or (b) other employees with an annual base salary of more than $125,000;

                           (xxi)    Incur any indebtedness for borrowed money or
guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than indebtedness incurred, or agreements or arrangements entered into, with respect to (a) the incurrence of accounts payable in the ordinary course of business consistent with past practice, (b) equipment financing in the ordinary course of business consistent with past practice not to exceed the principal aggregate amount of $750,000, and (c) pursuant to the Loan Agreement;

                           (xxii)   Make or commit to make capital expenditures
beyond those contained in the Company's capital expenditure budget in effect on the date hereof, a copy of which is attached hereto as Schedule 4.1(b)(xxii);

                           (xxiii)  Modify or amend (including by entering into
a new Contract with such party or otherwise) in a manner adverse in any material respect to the Company, or terminate, any existing real property lease, real property sublease or Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company, other than any modification, amendment or termination of any such Company Material Contract in the ordinary course of business, consistent with past practice, or enter into any new real property lease or real property sublease or cause or permit a Reinstatement or Occupancy to occur;

                           (xxiv)   Enter into any Contract requiring the
Company or any of its Subsidiaries to pay to any Person in excess of an aggregate of $375,000 as determinable or reasonably estimable on the face of such Contract, except Contracts which are of the type or within the category of Contracts specifically identified in (i) through (xxiii) above (whether or not consent of Parent is required thereunder for such type or category of Contracts) and purchases of inventory in the ordinary course of business consistent with past practice;

                           (xxv)    Enter into any Contract with any accountant,
broker, financial advisor, consultant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby, other than Contracts for the provision of services on a "time and materials" basis at reasonable and customary rates, provided that Parent shall not unreasonably withhold consent with respect to any such Contract that is not on a time and materials basis if such Contract is of the type and structure customarily entered into for such services and is otherwise at reasonable and customary rates; or

                           (xxvi)   Agree in writing or otherwise to take any of
the actions described in (i) through (xxv) above.

         4.2 Certain Parent Actions. Except as permitted by the terms of this Agreement, Parent shall not, and shall not permit any of its Subsidiaries (other than Source and its Subsidiaries) to, without the prior written consent of the Company, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of the Company Merger, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person or division thereof, (ii) declare, set aside or pay any dividends on or make any other distributions

(whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than (a) any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction and (b) any such transaction by Source and its Subsidiaries, (iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries (other than Source and its Subsidiaries), except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements then in effect, and (iv) cause, permit or propose any amendments to the Parent Charter Documents or any of the Subsidiary Charter Documents of Parent's Subsidiaries (other than Source and its Subsidiaries). Without the consent of the Company, which consent shall not be unreasonably withheld, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of the Company Merger, neither Parent nor any of its Subsidiaries shall materially amend or modify the Separation Agreements required to be listed in Section 3.21(a) of the Parent Disclosure Letter or enter into material new Separation Agreements following the Company Merger.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

         5.1      Prospectus/Proxy Statement; Registration Statements.

                  (a) Prospectus/Proxy Statement; Registration Statement. As promptly as practicable after the execution of this Agreement, Parent and the Company will prepare and file with the SEC the Prospectus/Proxy Statement, and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus. Parent and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 5.1. Each of Parent and the Company will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers and the transactions contemplated hereby. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement and/or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Parent and/or the Company, such amendment or supplement. Each of Parent and the Company shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospect/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Each of Parent and the Company will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement and the Source Registration Statement (as defined in Section 5.1(b) are declared effective by the SEC. Parent shall also use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Company Merger and the conversion of Company Options into options to acquire Parent Common Stock, and the Company shall furnish any information concerning the Company and the holders of the Company Common Stock and the Company Options as may be reasonably requested in connection with any such action.

                  (b) Source Registration Statement. As promptly as practicable after the execution of this Agreement, Parent will cause Source to prepare and file with the SEC a Registration Statement on Form S-4 (or similar successor form) (the "SOURCE REGISTRATION STATEMENT"), and the prospectus contained therein (the "SOURCE PROSPECTUS"), in connection with the distribution of Source Common Stock in the Parent Merger. Parent will cause Source to respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Parent Merger. Parent will promptly keep the Company reasonably informed on an ongoing basis regarding the status of the Source Registration Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Source Prospectus and/or the Source Registration Statement, Parent will promptly inform the Company of such occurrence and cause Source to file with the SEC or its staff, and/or mailing to stockholders of Parent, such amendment or supplement. Parent will cause the Source Prospectus to be mailed to its stockholders, concurrently with the Proxy Statement/Prospectus at the earliest practicable time after the Registration Statement and the Source Registration Statement are declared effective by the SEC. Parent shall also use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the distribution of Source Common Stock in the Parent Merger.

         5.2      Meetings of Stockholders; Board Recommendation.

                  (a) Meetings of Stockholders. Promptly after the Registration Statement and the Source Registration Statement are declared effective under the Securities Act, each of Parent and the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider, in the case of Parent, the adoption and approval of this Agreement and approval of the Parent Merger and approval of the issuance of Parent Common Stock in connection with the Company Merger, to the extent permissible, as a single proposal (the "PARENT PROPOSAL"), and, in the case of the Company, the adoption and approval of this Agreement and approval of the Company Merger (the "COMPANY PROPOSAL") (each, a "STOCKHOLDERS' MEETING" and, in the case of Parent, the "PARENT STOCKHOLDERS' MEETING" and, in the case of the Company, the "COMPANY STOCKHOLDERS' MEETING") to be held as promptly as practicable (and within 45 days, if practicable) after the declaration of effectiveness of the Registration Statement and the Source Registration Statement. Each of Parent and the Company will use all reasonable efforts to hold their respective Stockholders' Meeting on the same date. Subject to Section 5.3(d), each of Parent and the Company will use all reasonable efforts to solicit from its stockholders proxies in favor of, in the case of Parent, the Parent Proposal, and, in the case of the Company, the Company Proposal, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent or the Company, as the case may be, may adjourn or postpone its Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its respective stockholders in advance of a vote on, in the case of Parent, the Parent Proposal or, in the case of the Company, the Company Proposal, or, if as of the time for which such Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Common Stock of Parent or the Company, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders' Meeting. Each of Parent and the Company shall ensure that its Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders' Meeting are solicited in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable Legal Requirements.

                  (b) Board Recommendation. Except to the extent expressly permitted by Section 5.3(d), (i) the Board of Directors of each of Parent and the Company shall recommend that its respective stockholders vote in favor of, in the case of Parent, the Parent Proposal, and in the case of the Company, the Company Proposal, (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that the stockholders of Parent vote in favor of the Parent Proposal at the Parent Stockholders' Meeting and that the Board of Directors of the Company has recommended that the stockholders of the Company vote in favor of the Company Proposal at the Company Stockholders' Meeting, and (iii) neither the Board of Directors of Parent or the Company, nor any committee thereof, shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, its recommendation that the respective stockholders of Parent or the Company, as the case may be, vote in favor of, in the case of Parent, the Parent Proposal, and, in the case of the Company, the Company Proposal, as applicable. Notwithstanding the foregoing, the Board of Directors of each of Parent and the Company may withhold, withdraw, amend or modify its recommendation in favor of, in the case of Parent, the Parent Proposal, and in the case of the Company, the Company Proposal, to the extent it is expressly permitted by Section 5.3(d).

         5.3      Acquisition Proposals.

                  (a) No Solicitation. Each of the Company and Parent agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries' Employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 5.3(g)(i)) with respect to itself, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions,
(iv) approve, endorse or recommend any Acquisition Proposal with respect to itself (except to the extent specifically permitted pursuant to Section 5.3(d)), or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself. Each of Parent and the Company, and its respective Subsidiaries, will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself.

                  (b)      Notification of Unsolicited Acquisition Proposals.

                           (i)      As promptly as practicable after receipt of
any Acquisition Proposal or any request for nonpublic information or bona fide inquiry which it reasonably believes would lead to an Acquisition Proposal with respect to itself, Parent or the Company, as applicable, shall provide to the other party oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The recipient of the Acquisition Proposal, request or inquiry shall provide the other party as promptly as practicable with oral and written notice setting forth all such information as is reasonably necessary to keep such party informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to the other party a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

                           (ii)     The Company or Parent, as applicable shall
provide the other party with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members Board of Directors of such notifying party) of any meeting of Board of Directors of the Company or Parent, as applicable, at which the Board of Directors of the Company or Parent, as applicable, is reasonably expected to discuss any Acquisition Proposal with respect to such company.

                  (c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that the Company or Parent receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer (as defined in Section 5.3(g)(ii)), it may then take the following actions (but only if and to the extent that its Board of Directors concludes in good faith, following the receipt of advice of its outside legal counsel, that the failure to do so would result in a breach of its fiduciary obligations under applicable law):

                           (i)      Furnish nonpublic information to the third
party making such Acquisition Proposal, provided that (a) (1) concurrently with furnishing any such nonpublic information to such party, it gives the other party written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 5.4), it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such third party or having the purported effect of restricting it from satisfying its obligations under this Agreement and (b) contemporaneously with furnishing any such nonpublic information to such third party making an Acquisition Proposal, it furnishes such nonpublic information to the other party (to the extent such nonpublic information has not been previously so furnished), together with a complete list identifying all nonpublic information furnished to the party making the Acquisition Proposal; and

                           (ii)     Engage in discussions and/or negotiations
with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into discussions and/or negotiations with such third party, it gives the other party hereto written notice of its intention to enter into negotiations with such third party.

                  (d) Changes of Recommendation. In response to the receipt of a Superior Offer, with respect to Parent or the Company, as the case may be, the Board of Directors of such party may withhold, withdraw, amend or modify its recommendation with respect to the Mergers, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Company Board of Directors, the Parent Board of Directors, or a committee thereof, a "CHANGE OF RECOMMENDATION" with respect to such party), if all of the following conditions in clauses (i) through (iv) are met:

                           (i)      A Superior Offer with respect to it has been
made and has not been withdrawn;

                           (ii)     Its Stockholders' Meeting has not occurred;

                           (iii)    It shall have (a) delivered to the other
party written notice (a "CHANGE OF RECOMMENDATION NOTICE") at least three (3) business days prior to publicly effecting such Change of Recommendation, which notice shall state expressly (A) that it has received an Acquisition Proposal which may constitute a Superior Offer, (B) the material terms and conditions of such Acquisition Proposal and the identity of the person or group making the Acquisition Proposal, and (C) that it intends (or may intend) to effect a Change of Recommendation and the manner and timing in which it intends (or may intend) to do so,

                           (iv)     In the case of the Company only, the Company
has (a) provided to Parent a copy of all written materials delivered to the person or group making the Acquisition Proposal which may constitute a Superior Proposal (described in clause (iii) of this Section 5.3(d)) in connection with such Acquisition Proposal, and (b) made available to Parent all materials and information made available to the person or group making the Acquisition Proposal which may constitute a Superior Proposal (described in clause (iii) of this Section 5.3(d)) in connection with such Acquisition Proposal, together with a complete list identifying all such materials and information furnished to such person or group; and

                           (v)      Its Board of Directors has concluded in good
faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Company Board of Directors or Parent Board of Directors, as applicable, to effect a Change of Recommendation would result in a breach of its fiduciary obligations to its stockholders under applicable law.

In addition, in the case of the Company, after delivering the Change of Recommendation Notice to Parent, the Company shall provide Parent a reasonable opportunity (which opportunity shall begin no later than the delivery of the Change of Recommendation Notice and shall continue until the occurrence of the Change of Recommendation, but which opportunity shall not otherwise by itself extend the amount of time after delivery of Change of Recommendation Notice upon which the Company may effect of Change of Recommendation in accordance with this
Section 5.3(d)) to make such adjustments in the terms and conditions of this Agreement, and negotiate in good faith with respect thereto, as would enable the Company to proceed with its recommendation to stockholders without making a Change of Recommendation.

                  (e) Continuing Obligation to Call, Hold and Convene Company Stockholders' Meeting and Parent Stockholders' Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligations of Parent and the Company to call, give notice of, convene and hold its respective Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any Change of Recommendation with respect to it. Prior to the termination of this Agreement by its terms, neither Parent nor the Company shall submit to the vote of its stockholders any Acquisition Proposal (other than, in the case of Parent, the Parent Proposal and, in the case of the Company, the Company Proposal), or propose to do so.

                  (f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit Parent or the Company, or its Board of Directors, from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, neither Parent nor the Company shall effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

                  (g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                           (i)      "ACQUISITION PROPOSAL," with respect to a
party, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of such party or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of such party or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or Parent or any of its Subsidiaries, (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of such party (including its Subsidiaries taken as a whole) representing more than ten percent (10%) of the assets of such party (including its Subsidiaries taken as a whole), or (c) any liquidation or dissolution (or the adoption of a plan pertaining thereto) of such party or the declaration or payment of an extraordinary dividend (whether in cash or other property) other than the Source Distribution; provided, however, the Mergers and the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case; and

                           (ii)     "SUPERIOR OFFER," with respect to a party,
shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of such party or in excess of eighty percent (80%) of the outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would cease to hold at least eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or Subsidiary thereof, on terms that the Board of Directors of such party, as applicable, has in good faith concluded (following the receipt of advice of its outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to such party's stockholders (in their capacities as stockholders) than the terms of the Company Merger and is reasonably capable of being consummated; provided, that in the case of Parent only, such offer shall be conditioned upon the termination of this Agreement.

         5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

                  (a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Mutual Nondisclosure Agreement dated September 11, 2002 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

                  (b) Access to Information. The Company will afford Parent and Parent's accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time of the Company Merger to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information.

                  (c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

         5.5 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Mergers, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with Nasdaq or any other applicable national or regional securities exchange; provided that following a Change in Recommendation by Parent or the Company following the receipt by such party of a Superior Offer, then if such party confirms in writing to the other party that a Change in Recommendation has occurred, the foregoing shall not be applicable to any press releases or public statements regarding the Superior Offer. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

         5.6      Regulatory Filings; Reasonable Efforts.

                  (a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Separation Sub, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Mergers and the transactions contemplated hereby, including: (i) Notification and Report Forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Mergers. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

                  (b) Exchange of Information. Parent, Separation Sub, Merger Sub and the Company each shall promptly supply the other party with any information that may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall consult with the other party prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

                  (c) Notification. Each of Parent, Separation Sub, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Separation Sub, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

                  (d) Reasonable Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Company Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Company Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Company Merger, this Agreement and the transactions contemplated hereby.

                  (e) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate of Parent to agree to any Action of Divestiture (as defined below). The Company shall not take or agree to take any Action of Divestiture without the prior written consent of Parent. For purposes of this Agreement, an "ACTION OF DIVESTITURE" shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to Parent, the Company or any of their respective Subsidiaries or the holding separate of the Company capital stock or imposing or seeking to impose any material limitation on the ability of Parent, the Company or any of their respective Subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Company's business.

         5.7      Notification of Certain Matters.

                  (a) By the Company. The Company shall give prompt notice to Parent, Separation Sub and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied.

                  (b) By Parent. Parent, Separation Sub and Merger Sub shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied.

         5.8      Third-Party Consents and Certificates.

                  (a) Company Efforts. As soon as practicable following the date hereof, the Company will use all reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby. The Company shall use all reasonable efforts to obtain from M-F Downtown for the benefit of Parent an estoppel certificate dated within two (2) weeks prior to the Closing Date certifying such information as Parent may reasonably require (the "M-F DOWNTOWN ESTOPPEL CERTIFICATE"), including that (i) the Close of Escrow has occurred and all of the conditions thereto were satisfied or waived in accordance with the terms of the Lease Modification Agreement, other than the conditions to the Close of Escrow set forth in Sections 11(c)(iv), 11(e), 11(f), 11(g), 12(d) and 12(e), which were satisfied in accordance with the terms of the Lease Modification Agreement, and
(ii) no Reinstatement or Occupancy has occurred.

                  (b) Parent Efforts. As soon as practicable following the date hereof, Parent will use all reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

         5.9      Equity Awards; Warrants and Employee Benefits.

                  (a) Assumption of Parent Options. At the Effective Time of the Parent Merger, each then outstanding Parent Option, whether or not exercisable at the Effective Time of the Parent Merger and regardless of the respective exercise prices thereof, shall either continue in effect at the Surviving Corporation in the Parent Merger or be assumed by the Surviving Corporation in the Parent Merger, as necessary. Each Parent Option so continued or assumed under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Parent Option (including any applicable stock option agreement or other document evidencing such Parent Option) immediately prior to the Effective Time of the Parent Merger (including any repurchase rights or vesting provisions), except that each Parent Option will be adjusted so that it will be exercisable (or will become exercisable in accordance with its terms) for a number of share of Parent Common Stock equal in fair market value to the consideration received by holders of Parent Common Stock pursuant to Section 1.8(a) hereof.

                  (b) Assumption of Company Options and Warrants. At the Effective Time of the Company Merger, each then outstanding Company Option and each then outstanding Company Warrant, whether or not exercisable at the Effective Time of the Company Merger and regardless of the respective exercise prices thereof, will be assumed by the Surviving Corporation in the Parent Merger. Each Company Option and each Company Warrant so assumed by Surviving Corporation in the Parent Merger under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement or other document evidencing such Company Option) or Company Warrant immediately prior to the Effective

Time of the Company Merger (including any repurchase rights or vesting provisions), except that (i) each Company Option or Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option or Company Warrant immediately prior to the Effective Time of the Company Merger multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option or Company Warrant will be equal to the quotient determined by dividing the exercise price per share of the Company Common Stock at which such Company Option or Company Warrant was exercisable immediately prior to the Effective Time of the Company Merger by the Exchange Ratio, rounded up to the nearest whole cent. Subject to the terms of such assumed Company Option or Company Warrant, as the case may be, each assumed Company Option or Company Warrant, as the case may be, shall be vested immediately following the Effective Time of the Company Merger as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time of the Company Merger. As soon as reasonably practicable after the Effective Time of the Company Merger, Parent will issue to each Person who holds an assumed Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

                  (c) Incentive Stock Options. The conversion of the Company Options provided for in Section 5.9(a), with respect to any options which qualify as "incentive stock options" (as defined in Section 422 of the Code) prior to the Effective Time of the Company Merger shall be effected in a manner such that, to the maximum extent permissible, such Company Options continue to qualify as incentive stock options after the Effective Time of the Company Merger consistent with Section 424(a) of the Code.

                  (d) Company Stock Purchase Plan. Prior to the Effective Time of the Company Merger, the Company Purchase Plan shall be terminated. The rights of participants in the Company Purchase Plan with respect to any offering period then underway under such Company Purchase Plan shall be determined by treating the last business day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time of the Company Merger, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Company Purchase Plan. Prior to the Effective Time of the Company Merger, the Company shall take all actions (including, if appropriate, amending the terms of such Company Purchase Plan that are necessary to give effect to the transactions contemplated by this Section 5.9(d)).

                  (e) Termination of 401(k) Plans. To the extent requested in writing by Parent no later than five (5) business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing Date, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the "401(k) PLANS"). If Parent provides such notice to the Company prior to such five (5) business day period, Parent shall receive from the Company, prior to the Effective Time of the Company Merger, evidence that the Company's Board of Directors has adopted resolutions to terminate the 401(k) Plans (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld), effective no later than the date immediately preceding the Closing Date. The Company shall also take such other actions in furtherance of terminating the 401(k) Plans as Parent may reasonably require.

                  (f) Certain Employee Benefits. As soon as practicable after the execution of this Agreement, the Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for employees of the Company and its Subsidiaries following the Effective Time of the Company Merger (and the termination of Company Employee Plans immediately prior to the Effective Time if appropriate). Employees of the Company and its Subsidiaries will be granted credit for all service with the Company, its Subsidiaries or its Affiliates (except to the extent such service credit will result in the duplication of benefits) under each current employee benefit plan, program or arrangement of Parent or its Affiliates in which such employees are eligible to participate for purposes of eligibility and vesting, except for purposes of Parent's sabbatical plan and benefit accrual under a Parent retirement plans. If employees become eligible to participate in a medical, dental or vision plan of Parent or its Affiliates, Parent shall use commercially reasonable efforts to cause such plan to (i) waive any preexisting condition exclusions and waiting period limitations for conditions covered under the applicable medical, dental or vision plans maintained or contributed to by Company (but only to the extent corresponding exclusions and limitations were satisfied by such employees under the applicable medical, dental or health plans maintained or contributed to by Company); and
(ii) credit any deductible or out of pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation. Parent shall use all reasonable efforts to provide to employees of the Company who continue their employment with the Company following the Effective Time of the Company Merger the opportunity to enroll in a special offering period under the Parent Employee Stock Purchase Plan, which special offering period shall commence as soon as is administratively practicable following the Effective Time of the Company Merger.

         5.10 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options to the extent Form S-8 is available as soon as is reasonably practicable (within ten (10) calendar days, if practicable) after the Effective Time of the Company Merger and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

         5.11     Indemnification.

                  (a) Indemnity. From and after the Effective Time of the Company Merger, Parent will cause the Surviving Corporation in the Company Merger to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers immediately prior to the Effective Time of the Company Merger (the "INDEMNIFIED PARTIES"), subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation in the Company Merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time of the Company Merger in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time of the Company Merger, were directors or officers of the Company, unless such modification is required by law.

                  (b) Insurance. For a period of six (6) years after the Effective Time of the Company Merger, the Surviving Corporation in the Company Merger will maintain directors' and officers' liability insurance covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will the Surviving Corporation in the Company Merger be required to expend in excess of two hundred percent (200%) of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed two hundred percent (200%) of the annual premium currently paid by the Company for such coverage, the Surviving Corporation in the Company Merger shall maintain the maximum amount of coverage, if any, as is available for two hundred percent (200%) of such annual premium).

                  (c) Third-Party Beneficiaries. This Section 5.11 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent, the Surviving Corporation in the Company Merger and their successors and assigns.

         5.12 Nasdaq Listing. Prior to the Effective Time of the Company Merger, Parent agrees to use all reasonable efforts to (i) to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Company Merger, subject to official notice of issuance and (ii) authorize for listing on Nasdaq the shares of Source Common Stock to be distributed to each holder of shares of Parent Common Stock at the Effective Time of the Parent Merger.

         5.13 Company Affiliates; Restrictive Legend. The Company will use all reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each person who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provision of Rule 145 promulgated under the Securities Act in a form provided by Parent and reasonably acceptable to the Company. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Company Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Parent, in form and substance that such transfer is exempt from registration under the Securities Act.

         5.14 Treatment as Tax Free Distribution; Treatment as Reorganization. Parent will not knowingly take, and will not knowingly cause Source, Separation Sub or Merger Sub to take, any action that would reasonably be expected to cause the distribution of Source Common Stock to the stockholders of Parent pursuant to Sections 1.8(a) and 1.10(b) to fail to qualify as a tax-free distribution under Section 355 of the Code. None of Parent, Separation Sub, Merger Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Closing that would reasonably be expected to cause the Company Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

         5.15     Company Rights.

                  (a) Company Rights Plan. The Company shall, and shall cause its transfer agent, as rights agent, to enter into a preferred stock rights agreement in substantially the form of Exhibit F attached hereto (the "COMPANY RIGHTS AGREEMENT") as promptly as practicable after the date hereof (but in no event later than the earlier of (i) three (3) business days following the date hereof and (ii) the date upon which the Company files its current report on Form 8-K disclosing its entry into this Agreement), and shall reserve shares of Company Preferred Stock for issuance upon exercise of preferred stock purchase rights (the "COMPANY RIGHTS") issuable pursuant to the Company Rights Agreement. The Company shall take all action necessary so that (i) Parent shall not be an "Acquiring Person" under the Company Rights Plan and (ii) the entering into of this Agreement and the Company Merger and the other transactions contemplated hereby will not result in the grant of any rights to any Person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered as a result thereof. The Company shall set the record date for the Company Rights Dividend as June 5, 2003 and shall pay the Company Rights Dividend not later than June 5, 2003. The Company shall not redeem the Company Rights or amend or modify (including by delay of the "Distribution Date" thereunder) or terminate the Company Rights Plan prior to the Effective Time of the Company Merger unless, and only to the extent that:
(i) it is required to do so by order of a court of competent jurisdiction or
(ii) the Board of Directors of the Company has effected or is permitted to effect, in compliance with the terms of this Agreement, a Change of Recommendation.

         5.16     Section 16 Matters.

                  (a) Company. The Board of Directors of the Company, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the Effective Time of the Company Merger, providing that the disposition by the Company Insiders (as defined below) of Company Common Stock and Company Options, in each case pursuant to the transactions contemplated hereby, are intended to be, to the extent legally permissible, exempt from liability under Section 16(b) of the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act and no-action letters issued thereunder for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the disposition of such securities exempt pursuant to Rule 16b-3(e). "COMPANY INSIDERS" shall mean those officers and directors of the Company who are subject to the reporting requirement of Section 16(b) of the Exchange Act immediately prior to the Effective Time of the Company Merger.

                  (b) Parent. The Board of Directors of Parent, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), and provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, shall adopt resolutions prior to the Effective Time of the Parent Merger, providing that the acquisition by the Parent Insiders (as defined below) of Parent Common Stock and Parent Options, in each case pursuant to the transactions contemplated hereby, are intended to be, to the extent legally permissible, exempt from liability under Section 16(b) of the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act and no-action letters issued thereunder for purposes of such
Section 16(b) exemption, including, but not limited to, specifying the name of the Parent Insiders, the number of securities to be acquired by each such person, the material terms of any derivative securities, and that the approval is intended to make the acquisition of such securities exempt pursuant to Rule 16b-3(d). "PARENT INSIDERS" shall mean those officers and directors of Company who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent following the Effective Time of the Company Merger. "SECTION 16 INFORMATION" shall mean information regarding the Company Insiders, the number of shares of Company capital stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in connection with the Company Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into Parent Options in connection with the Company Merger.

         5.17 Merger Sub Compliance. Parent shall cause each of Separation Sub and Merger Sub to comply with all of its obligations under or relating to this Agreement. Separation Sub shall not engage in any business which is not in connection with the Parent Merger Pursuant to this Agreement. Merger Sub shall not engage in any business which is not in connection with the Company Merger pursuant to this Agreement.

         5.18 Board of Directors. The Board of Directors of Parent shall take all actions necessary such that effective as of immediately following the Effective Time of the Company Merger, the Board of Directors of Parent shall be comprised of ten (10) directors, and shall include three (3) directors, Donna Dubinsky, Bruce Dunlevie and John Doerr (collectively, the "COMPANY DESIGNATED DIRECTORS"). If any of the above named Company Designated Directors is unable or unavailable to serve as a director of Parent at the Effective Time of the Company Merger, then the Company shall be entitled to designate another Person to serve as a Company Designated Director, as long as such alternate Person serves as a director on the Board of Directors of the Company on the date hereof, is acceptable to Parent and at least two of the Company Designated Directors are "independent directors" (as defined under Section 4200(a)(14) of the rules of Nasdaq, or any successor rule then in effect) with respect to the Company and Parent.

         5.19 Comfort Letter. The Company shall use all commercially reasonable efforts to cause its independent public accountants to deliver a letter dated not more than five (5) days prior to the date on which the Registration Statement shall become effective and addressed to itself and Parent and their respective Boards of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and prospectus/proxy statements similar to the Registration Statement and the Prospectus/Proxy Statement.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGERS

         6.1 Conditions to the Obligations of Each Party to Effect the Mergers. The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) Stockholder Approval. This Agreement shall have been approved and adopted, and the Company Merger shall have been duly approved, by the requisite vote under applicable Legal Requirements, by the stockholders of the Company and this Agreement shall have been approved and adopted, and the Parent Merger shall have been duly approved, and the issuance of Parent Common

Stock in connection with the Company Merger shall have been duly approved, by the requisite vote under applicable Legal Requirements, by the stockholders of Parent.

                  (b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

                  (c) Registration Statements Effective; Prospectus/Proxy Statement. The SEC shall have declared the Registration Statement and the Source Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or the Source Registration Statement, or any part of either the Registration Statement or the Source Registration Statement, shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement or the Source Prospectus, shall have been initiated or threatened in writing by the SEC.

                  (d) HSR Act. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All other material foreign antitrust approvals required to be obtained prior to the Company Merger in connection with the transactions contemplated hereby shall have been obtained.

                  (e) Tax Opinions. Parent and the Company shall each have received written opinions from Wilson Sonsini Goodrich & Rosati, Professional Corporation and Fenwick & West LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. Parent and the Company shall deliver, and tax counsel shall be entitled to rely upon, such tax representations as are reasonably requested by tax counsel in connection with rendering such opinions.

                  (f) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Company Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

                  (g) No Change in Tax Law. There shall not have occurred any change in law (including for this purpose any statutory or regulatory change or any issuance of an IRS Revenue Ruling or Notice) under which the distribution of Source Common Stock to the stockholders of Parent pursuant to Sections 1.8(a) and 1.10(b) would fail to qualify as a tax-free distribution under Section 355 of the Code.

         6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date (but disregarding as of the Closing Date any qualifications or limitations regarding the "Knowledge of Parent" or phrases of similar effect) with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent at the Closing Date (it being understood that, in each case, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized executive officer of Parent.

                  (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized executive officer of Parent.

                  (c) Material Adverse Effect. No Material Adverse Effect on Parent shall have occurred since the date hereof and be continuing.

                  (d) Parent Board. Parent shall have taken all action necessary such that the Company Designated Directors become directors of Parent as of immediately following the Effective Time of the Company Merger in accordance with Section 5.18.

         6.3 Additional Conditions to the Obligations of Parent, Separation Sub and Merger Sub. The obligations of Parent, Separation Sub and Merger Sub to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date (but disregarding as of the Closing Date any qualifications or limitations regarding the "Knowledge of the Company" or phrases of similar effect) with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that in each case, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Parent, Separation Sub and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.

                  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent, Separation Sub and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

                  (c) Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

                  (d) No Governmental Restriction. There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Mergers or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate of either of them to effect an Action of Divestiture.

                  (e) Employment Offers. All of the Key Employees identified on Schedule 6.3(e)(i) and at least eighty percent (80%) of the Key Employees identified on Schedule 6.3(e)(ii) shall have accepted and not revoked offers of employment from Parent on the terms previously agreed between Parent and such Key Employees.

                  (f) Material Consents and Certificates; Real Estate Matters. All third party consents, permits and approvals listed in Schedule 6.3(f) shall have been obtained. The Close of Escrow shall have occurred and no Occupancy or Reinstatement shall have occurred.

                  (g) Nasdaq Listing. The shares of Source Common Stock to be distributed to each holder of shares of Parent Common Stock at the Effective Time of the Parent Merger shall have been authorized for listing on Nasdaq, subject to official notice of the completion of such distribution.

         6.4 Condition to the Company Merger. It shall be a condition to the respective obligations of each party to this Agreement to effect the Company Merger that the Parent Merger shall have been consummated.

         6.5 Condition to the Parent Merger. It shall be a condition to Parent's obligations to effect the Parent Merger that all conditions to the respective obligations of each party to this Agreement to effect the Company Merger (other than the condition in Section 6.4) shall have been satisfied or duly waived.

                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Company Merger, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company or Parent:

                  (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

                  (b) by either the Company or Parent if the Mergers shall not have been consummated by January 31, 2004 (which date shall be extended to April 30, 2004, if the Mergers shall not have been consummated as a result of a failure to satisfy the conditions set forth in Section 6.1(b), Section 6.1(d) or
Section 6.3(d)) (as appropriate, the "END DATE"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

                  (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, ruling or other action is final and nonappealable;

                  (d) by either the Company or Parent if the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent where the failure to obtain Parent stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

                  (e) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

                  (f) by Parent (at any time prior to the adoption and approval of this Agreement and the Company Merger by the required vote of the stockholders of the Company) if a Parent Triggering Event (as defined below) shall have occurred;

                  (g) by the Company (at any time prior to the adoption and approval of this Agreement and the approval the Parent Merger and approval of the issuance of Parent Common Stock in connection with the Company Merger by the required vote of the stockholders of the Parent) if a Company Triggering Event (as defined below) shall have occurred;

                  (h) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or
Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that, other than in the case of a willful breach, if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then the Company may not terminate this Agreement under this Section 7.1(h) prior to twenty (20) days following the receipt of written notice from the Company to Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph 7.1(g) if such breach by Parent is cured within such twenty (20) day period or if the Company shall be in material breach of this Agreement);

                  (i) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or
Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that, other than in the case of a willful breach, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 7.1(i) prior to twenty

(20) days following the receipt of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph 7.1(i) if such breach by the Company is cured within such twenty (20) day period or if Parent shall be in material breach of this Agreement);

                  (j) by Parent, if a Material Adverse Effect on the Company shall have occurred since the date hereof; and

                  (k) by the Company, if a Material Adverse Effect on Parent shall have occurred since the date hereof.

         For the purposes of this Agreement, a "PARENT TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Company's Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Company Merger,
(ii) the Company shall have failed to include in the Prospectus/Proxy Statement the recommendation of the Company's Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Company Merger, (iii) the Company's Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Company Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed, (iv) the Company's Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (v) a tender or exchange offer relating to the Company's securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

         For purposes of this Agreement, a "COMPANY TRIGGERING EVENT" shall be deemed to have occurred if: (i) Parent's Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the Company its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Parent Merger or the issuance of Parent Common Stock in connection with the Company Merger, (ii) Parent shall have failed to include in the Prospectus/Proxy Statement the recommendation of Parent's Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Parent Merger and approval of the issuance of Parent Common Stock in connection with the Company Merger, (iii) Parent's Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Parent Merger and approval of the issuance of Parent Common Stock in connection with the Company Merger within ten (10) business days after the Company requests in writing that such recommendation be reaffirmed, (iv) Parent's Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (v) a tender or exchange offer relating to Parent's securities shall have been commenced by a Person unaffiliated with the Company and Parent shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of Parent recommends rejection of such tender or exchange offer.

         7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein (including Section 8.1) shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

         7.3      Fees and Expenses.

                  (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Mergers are consummated; provided, however, that (i) Parent and the Company shall share equally the registration fees with the SEC of the Registration Statement (it being understood and agreed that Parent shall be solely responsible for the registration fees with the SEC for the Source Registration Statement), (ii) Parent shall pay seventy percent (70%) and the Company shall pay thirty percent (30%) of all other fees and expenses incurred in relation to the printing and filing (with the SEC) and mailing to stockholders of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and any other soliciting material (it being understood and agreed that Parent shall be solely responsible for the fees and expenses incurred to file (with the SEC) the Source Prospectus and the Source Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto), other than (a) attorneys' and accountants' fees and expenses which fees shall be paid for by the party incurring such expense, (b) the direct costs of actually printing and mailing the Prospectus/Proxy Statement and any amendments or supplements thereto) to the stockholders of Parent which shall be solely paid by Parent, and
(c) any fees and expenses incurred in relation to the printing and filing (with the SEC) of any amendments or supplements to the Registration Statement and Prospectus/Proxy Statement required or requested by the Company or Parent, as the case may be, and any other solicitation material filed by such party following a Change of Recommendation by such party which fees shall be solely paid by such party; and (iii) Parent and the Company shall share equally the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a). Notwithstanding the foregoing, in the event that the lessor or licensor of any real property described in Section 2.13 above conditions its grant of a required consent (including by threatening to exercise a "recapture" or other termination right) upon the payment of a consent fee, "profit sharing" payment or other consideration, including increased rent payments, the Company shall be responsible for making all payments required to obtain such consent and shall indemnify, defend, protect and hold harmless Parent from all losses, costs, claims, liabilities and damages arising from the same.

                  (b)      Payments.

                           (i)      Payment by the Company.

                                    (1)      Stockholder Vote. In the event that
(i) this Agreement is terminated by either Parent or the Company pursuant to
Section 7.1(e), (ii) following the date hereof and prior to the termination of this Agreement there has been public disclosure of an Acquisition Proposal with respect to the Company, and (iii) either (A) within twelve (12) months following such termination of this Agreement the Company enters into an agreement providing for an Acquisition (as defined in Section 7.3(b)(iv) of the Company or (B) within twelve (12) months following such termination of this Agreement an Acquisition of the Company is consummated, then upon the earlier to occur of the events described in clause (A) or (B) above, the Company shall promptly, but in no event later than two (2) business days after the date of such event, pay Parent a fee equal to Four Million Five Hundred Thousand Dollars ($4,500,000) in immediately available funds

                                    (2)      Change of Recommendation. In the
event that this Agreement is terminated by Parent pursuant to Section 7.1(f),
(i) the Company shall promptly, but in no event later than two (2) business days after the date of such termination, pay Parent a fee equal to One Million Five Hundred Thousand ($1,500,000), and (ii) in the event either (A) within twelve
(12) months following such termination of this Agreement the Company enters into an agreement providing for an Acquisition of the Company or (B) within twelve
(12) months following such termination of this Agreement an Acquisition of the Company is consummated, , then upon the earlier to occur of the events described in clause (A) or (B) above, the Company shall promptly, but in no event later than two (2) business days after the date of such event, pay Parent a fee equal to Three Million Dollars ($3,000,000) in immediately available funds.

                           (ii)     Payment by Parent.

                                    (1)      Stockholder Vote. In the event that
(i) this Agreement is terminated by either Parent or the Company pursuant to
Section 7.1(d), (ii) following the date hereof and prior to the termination of this Agreement there has been public disclosure of an Acquisition Proposal with respect to the Parent, and (iii) either (A) within twelve (12) months following such termination of this Agreement Parent enters into an agreement providing for an Acquisition of Parent or (B) within twelve (12) months following such termination of this Agreement an Acquisition of Parent is consummated, then upon the earlier to occur of the events described in clause (A) or (B) above, Parent shall promptly, but in no event later than two (2) business days after the date of such event, pay the Company a fee equal to Four Million Five Hundred Thousand Dollars ($4,500,000) in immediately available funds.

                                    (2)      Change of Recommendation. In the
event that this Agreement is terminated by the Company pursuant to Section 7.1(g), (i) Parent shall promptly, but in no event later than two (2) business days after the date of such termination, pay the Company a fee equal to One Million Five Hundred Thousand ($1,500,000), and (ii) in the event either (A) within twelve (12) months following such termination of this Agreement Parent enters into an agreement providing for an Acquisition of Parent or (B) within twelve (12) months following such termination of this Agreement an Acquisition of Parent is consummated, then upon the earlier to occur of the events described in clause (A) or (B) above, Parent shall promptly, but in no event later than two (2) business days after the date of

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such event, pay the Company a fee equal to Three Million Dollars ($3,000,000) in immediately available funds.

                           (iii)    Interest and Costs; Other Remedies. Each of
Parent and the Company acknowledges that the agreements contained in this
Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if Parent or the Company, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this Section 7.3(b), the party so failing to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

                           (iv)     Certain Definitions. For the purposes of
this Section 7.3(b) only, "ACQUISITION," with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the stockholders of the party immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the party's business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer, open market or block purchase from stockholders, or issuance by the party to such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the party.

         7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of Parent and the Company, provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or market requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Separation Sub, Merger Sub and the Company.

         7.5 Extension; Waiver. At any time prior to the Effective Time of the Company Merger either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

         8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent, Separation Sub and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time of the Company Merger, and only the covenants that by their terms survive the Effective Time of the Company Merger and this Article VIII shall survive the Effective Time of the Company Merger.

         8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a)      if to Parent, Separation Sub or Merger Sub, to:

                           Palm, Inc.
                           400 N. McCarthy Blvd.
                           Milpitas, California 95035
                           Attention: General Counsel
                           Telephone No.: (408) 503-7000
                           Telecopy No.:  (408) 503-2750

                           with copies to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California 94304
                           Attention:       Larry W. Sonsini
                                            Katharine A. Martin
                                            Martin W. Korman
                           Telephone No.: (650) 493-9300
                           Telecopy No.:  (650) 493-6811

                  (b)      if to the Company, to:

                           Handspring, Inc.

                           189 Bernardo Avenue
                           Mountain View, CA 94043
                           Attention: General Counsel
                           Telephone No.: (650) 230-5000
                           Telecopy No.:  (650) 230 5477

                           with a copies to:

                           Fenwick & West LLP
                           Silicon Valley Center
                           801 California Street
                           Mountain View, California 9404
                           Attention:       Dennis R. Debroeck
                                            Douglas N. Cogen
                                            Lynda M. Twomey
                           Telephone No.: (650) 988-8500
                           Telecopy No.:  (650) 938-5200

         8.3      Interpretation; Knowledge.

                  (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "INCLUDE," "INCLUDES" and "INCLUDING," when used herein, shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole. An exception or disclosure made in the Company Disclosure Letter with regard to a representation of the Company, or in the Parent Disclosure Letter with regard to a representation of Parent or Merger Sub, shall be deemed made with respect to any other representation by such party to which such exception or disclosure is clearly relevant on its face.

                  (b) For purposes of this Agreement, the term "KNOWLEDGE" means, with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party, has actual knowledge of such matter, after inquiry of their respective direct reports.

                  (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT," when used in connection with an entity, means any change, event, violation, inaccuracy (but disregarding any qualifications or limitations regarding the "Knowledge" of a party or words of similar effect), circumstance or effect (any such item, an "EFFECT"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to
(i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries (or if such entity is the Company, the Company taken as whole with its Subsidiaries or Parent taken as whole with its Subsidiaries) or (ii) materially impede the authority of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that, for purposes of clause (i) above, in no event shall any of the following be deemed to constitute a Material Adverse Effect on any entity: (A) any Effect resulting from the announcement or pendency of the Mergers, including stockholder litigation arising out of the transactions contemplated by this Agreement (provided that the exception in this clause (A) shall not apply to the use of the term "Material Adverse Effect" in Sections 6.2(a) and 6.3(a) with respect to the representations and warranties contained in Section 2.3, Section 2.7,
Section 2.17, Section 2.19, Section 3.3, Section 3.7, Section 3.17, Section 3.19 and Section 3.21(b)), (B) any Effect that results from changes affecting any of the industries in which such entity operates generally or the United States economy generally (to the extent that such changes in each case do not disproportionately affect such entity in any material respect), (C) the failure by such entity to meet published analyst revenue or earnings projections, in and of itself; or (D) any change in such entity's stock price or trading volume, in and of itself; provided, further, that for purposes of determining whether a Material Adverse Effect with respect to Parent has occurred, subject to the exception below, only Effects relating to the Solutions Group Business of Parent shall be taken into account and no Effects relating to Source or its Subsidiaries, or the business, assets, capitalization, financial condition or results of operations of Source or its Subsidiaries, including the development, licensing or provision of the Palm operating system, shall be taken into account, except to the extent that such Effects would or would be reasonably likely to adversely affect Parent following the Mergers (taking into account the terms of the Separation Agreements).

                  (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

         8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter : (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time of the Company Merger, in Section 5.11. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Sections 5.9(f) and 5.10 are statements of intent only no Company Employee or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no Company Employee or other Person is or is intended to be a third-party beneficiary thereof.

         8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

         8.7      Other Remedies; Specific Performance.

                  (a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

                  (b) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this
Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         8.11 Waiver of Jury Trial. EACH OF PARENT, SEPARATION SUB, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                      *****

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                           PALM, INC.

                           By:  /s/ R. Todd Bradley
                                ------------------------------------------------
                                Name: R. Todd Bradley
                                Title: President and CEO, Palm, Inc.

                           PEACE SEPARATION CORPORATION

                           By:  /s/ Philippe Morali
                                ------------------------------------------------
                                Name: Philippe Morali
                                Title: President, Peace Separation Corporation

                           HARMONY ACQUISITION CORPORATION

                           By:  /s/ Philippe Morali
                                ------------------------------------------------
                                Name: Philippe Morali
                                Title: President, Harmony Acquisition
                                Corporation

                           HANDSPRING, INC.

                           By:  /s/ Donna L. Dubinsky
                                ------------------------------------------------
                                Name: Donna L. Dubinsky
                                Title: CEO, Handspring, Inc.

                  ****AGREEMENT AND PLAN OF REORGANIZATION****